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As filed with the Securities and Exchange Commission on December 12, 2001

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MEDTRONIC, INC.
(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation or organization)	41-0793183 (I.R.S. Employer Identification No.)

710 Medtronic Parkway
Minneapolis, Minnesota 55432
(763) 514-4000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Carol E. Malkinson
Senior Legal Counsel and Assistant Secretary
Medtronic, Inc.
710 Medtronic Parkway
Minneapolis, Minnesota 55432
(763) 514-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Robert S. Risoleo, Esq.
Sullivan & Cromwell
1701 Pennsylvania Avenue N.W.
Washington, DC 20006
(202) 956-7500

   Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement, as determined in light of market and other conditions.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, or the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount To be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee

1.25% Senior Convertible Debentures due 2021	$2,012,500,000	103.50%	$2,082,937,500	$497,823

Common stock, par value $0.10 per share(2)	(3)	(4)	(4)	(4)

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. This calculation is based on the average of the bid and ask price for the Debentures in secondary market transactions executed by the initial purchasers of the Debentures on December 11, 2001, as reported to the Registrant by the initial purchasers.
(2)
This Registration Statement also relates to rights to purchase shares of the Registrant's Series A Junior Participating Preferred Stock (the "Rights"), which are attached to all shares of common stock. Until the occurrence of certain prescribed events, the Rights are not exercisable, are evidenced by the certificates for the common stock and will be transferable along with and only with the common stock. The value attributable to the Rights, if any, is reflected in the value of the common stock.
(3)
Includes such indeterminate number of shares of common stock as shall be issuable upon conversion of the Debentures being registered hereunder. Each Debenture may be converted into common stock, initially at the conversion price of $61.81 per share (equal to a conversion rate of 16.1796 shares of common stock per $1,000 principal amount of Debentures), subject to adjustments. The initial number of shares of common stock issuable upon conversion of the Debentures is 32,561,445. Pursuant to Rule 416 under the Securities Act, such number of shares of common stock registered hereby shall also include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event or adjustment in the number of shares.
(4)
No additional registration fee is required pursuant to Rule 457(i).

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 12, 2001

PROSPECTUS

$2,012,500,000

1.25% Contingent Convertible Debentures due 2021
and
Shares of Common Stock Issuable Upon Conversion of the Debentures

    This prospectus covers resales from time to time by selling securityholders of our 1.25% Contingent Convertible Debentures due 2021, or the Debentures, and shares of our common stock issuable upon conversion of the Debentures. The Debentures were originally issued by us to Bank of America Securities LLC, Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated, whom we refer to as the initial purchasers, in September 2001, in a transaction exempt from the registration requirements of the Securities Act.

    The Debentures bear interest at a rate of 1.25% per annum. We will pay interest on the Debentures on March 15 and September 15 of each year, beginning March 15, 2002. We will also pay contingent interest for specified six-month periods (or longer in certain circumstances) commencing on September 15, 2002, 2004, 2006, 2008, 2011 or 2016 if the sale price of our common stock over a specified number of trading days is less than 50% of the conversion price of the Debentures then in effect.

    The Debentures will be convertible, at the holders' option, into shares of our common stock initially at a conversion rate of 16.1796 shares per $1,000 principal amount of Debentures, which is equivalent to an initial conversion price of $61.81 per share, subject to adjustments described elsewhere in this prospectus, in the following circumstances:

  •
  during any fiscal quarter or, commencing on August 2, 2021, on any business day, if the sale price of our common stock is above 110% of the conversion price for at least (a) 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter or (b) after July 30, 2021, one trading day;
  •
  subject to certain exceptions, during the five business day period after any ten consecutive trading day period in which the trading price of the Debentures for each day of such period was less than 95% of the conversion value (as described herein);
  •
  if the Debentures have been called for redemption; and
  •
  upon the occurrence of specified corporate transactions.

    We may redeem some or all of the Debentures on or after September 15, 2006.

    Holders may require us to purchase all or a portion of their Debentures on September 15, 2002, 2004, 2006, 2008, 2011 and 2016 or, subject to specified exceptions, upon a change of control event. In either event, we may choose to pay the purchase price in cash or shares of our common stock or a combination of cash and shares of our common stock.

    Shares of our common stock are quoted on the New York Stock Exchange under the symbol "MDT". The last reported sale price of the shares on December 11, 2001, was $46.84 per share.

    Under the terms of the indenture, we and each holder of the Debentures have agreed, for United States federal income tax purposes, to treat the Debentures as indebtedness that is subject to the regulations governing contingent payment debt instruments. See "United States Taxation".

    The selling securityholders may sell the Debentures and the common stock into which the Debentures are convertible either directly or through underwriters, broker-dealers or agents and in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. If these securities are sold through underwriters, broker-dealers or agents, the selling securityholder will be responsible for underwriting discounts or commissions or agent's commissions.

    Investing in the Debentures involves risks. See "Risk Factors" beginning on page 6.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is [  •  ], 2001.

i

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    We have filed the following documents with the SEC, and these documents are incorporated by reference in this prospectus.

  (a)
  our Annual Report on Form 10-K for the fiscal year ended April 27, 2001;

  (b)
  our Quarterly Reports on Form 10-Q for the quarterly periods ended July 27, 2001 and October 26, 2001;

  (c)
  our Proxy Statement for the 2001 Annual Meeting of Shareholders; and

  (d)
  our Current Report on Form 8-K dated September 5, 2001 (as amended on November 13, 2001).

    All documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus until the end of the offering of the Debentures or shares of common stock issuable upon their conversion will be incorporated by reference and be a part of this prospectus from their respective filing dates. Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

    We will provide without charge to each person to whom a copy of this prospectus has been delivered, at the request of such person, a copy of any or all of the documents referred to above which have been incorporated by reference in this prospectus. Written requests for such copies should be directed to Medtronic, Inc., 710 Medtronic Parkway, Minneapolis, MN 55432, Attention: Investor Relations Department.

ii

FORWARD-LOOKING STATEMENTS

    Certain statements contained in this prospectus, and the documents incorporated herein by reference and other written and oral statements made from time to time by us, do not relate strictly to historical or current facts. As such, they are considered "forward-looking statements" which provide current expectations or forecasts of future events. Such statements can be identified by the use of terminology such as "anticipate", "believe", "could", "estimate", "expect", "forecast", "intend", "may", "plan", "possible", "project", "should", "will" and similar words or expressions. Our forward-looking statements generally relate to our growth strategies, financial results, product development and regulatory approval programs, and sales efforts. One must carefully consider forward-looking statements and understand that such statements involve a variety of risks and uncertainties, known and unknown, and may be affected by inaccurate assumptions. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially. It is not possible to foresee or identify all factors affecting our forward-looking statements and investors therefore should not consider any list of such factors to be an exhaustive statement of all risks, uncertainties, or potentially inaccurate assumptions.

    Although it is not possible to create a comprehensive list of all factors that may cause actual results to differ from our forward-looking statements, the factors include, but are not limited to (i) trends toward managed care, health care cost containment, and other changes in government and private sector initiatives, in the United States and other countries in which the company does business, which are placing increased emphasis on the delivery of more cost-effective medical therapies; (ii) the trend of consolidation in the medical device industry as well as among customers of medical device manufacturers, resulting in more significant, complex, and long-term contracts than in the past and potentially greater pricing pressures; (iii) the difficulties and uncertainties associated with the lengthy and costly new product development and regulatory clearance processes, which may result in lost market opportunities or preclude product commercialization; (iv) efficacy or safety concerns with respect to marketed products, whether scientifically justified or not, that may lead to product recalls, withdrawals, or declining sales; (v) changes in governmental laws, regulations, and accounting standards and the enforcement thereof that may be adverse to the company; (vi) increased public interest in recent years in product liability claims for implanted medical devices, including pacemakers, leads and spinal systems, and adverse developments in litigation involving us; (vii) other legal factors including environmental concerns and patent disputes with competitors; (viii) agency or government actions or investigations affecting the industry in general or us in particular; (ix) the development of new products or technologies by competitors, technological obsolescence, and other changes in competitive factors; (x) risks associated with maintaining and expanding international operations; (xi) business acquisitions, dispositions, discontinuations or restructurings by us; (xii) the integration of businesses acquired by us; (xiii) the price and volume fluctuations in the stock markets and their effect on the market prices of technology and health care companies; and (xiv) economic factors over which we have no control, including changes in inflation, foreign currency rates, and interest rates.

    We note these factors as permitted by the Private Securities Litigation Reform Act of 1995.

    When a forward-looking statement includes an underlying assumption, we caution that, while we believe the assumption to be reasonable and make it in good faith, assumed facts often vary from actual results, and the difference between assumed facts and actual results can be material. Where, in any forward-looking statement, we express an expectation or belief as to future results, there can be no assurance that the expectation or belief will result. Our actual results may differ materially from those expressed in any forward-looking statements made by us. Forward-looking statements involve a number of risks of uncertainties including, but not limited to, the risks described or referred to under the heading "Risk Factors" beginning on page 6 of this prospectus. All forward-looking statements are qualified by and should be read in conjunction with those risk factors. Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SUMMARY

    The following summary is qualified in its entirety by the more detailed information and historical consolidated financial statements, including the notes to those financial statements, appearing elsewhere in this prospectus or incorporated by reference herein. Investors should carefully consider the information set forth under "Risk Factors". Unless the context otherwise requires, the term "Medtronic" refers to Medtronic, Inc. and the terms "company", "we", "us" and "our" refer to Medtronic, Inc. and its subsidiaries.

Medtronic, Inc.

    We are the world's leading medical technology company, providing lifelong solutions for people with chronic disease. We are committed to offering market-leading therapies to restore patients worldwide to fuller, healthier lives. Medtronic's primary products are used for bradycardia pacing, tachyarrhythmia management, atrial fibrillation, heart failure, coronary and peripheral vascular disease, minimally invasive cardiac surgery, heart valve replacement, extracorporeal cardiac support, spinal and neurosurgery, malignant and non-malignant pain, movement disorders, neurodegenerative disorders, diabetes and ear, nose and throat (ENT) surgery. Our businesses operate in four operating segments that comprise one reportable segment, that of manufacturing and selling technology-based medical therapies. The operating segments are Cardiac Rhythm Management; Vascular; Cardiac Surgery; and Neurological, Spinal and ENT. Our principal executive offices are located at 710 Medtronic Parkway, Minneapolis, Minnesota 55432, and our telephone number is (763) 514-4000.

The Debentures

Issuer	Medtronic, Inc.
Maturity Date	September 15, 2021.
Ranking	The Debentures are senior unsecured obligations of Medtronic and rank equal in right of payment with all existing and future senior unsecured indebtedness of Medtronic.
Interest Payment Dates	March 15 and September 15, beginning March 15, 2002.
Interest Rate	1.25% per annum.
Contingent Interest
The interest rate on the Debentures will change to the Reset Rate for any of the six-month periods commencing on September 15, 2002, 2004, 2006, 2008, 2011 and 2016, each of which we refer to as a "Reset Rate Determination Date", if the sale price of our common stock for any 20 out of the last 30 trading days ending three days prior to the Reset Rate Determination Date is less than or equal to 50% of the conversion price of the Debentures in effect for each of those 20 trading days (the "Trading Price Condition").

Following a change in the Reset Rate, the interest rate on the Debentures will remain the Reset Rate until the first day of the first subsequent six-month period for which the Trading Price Condition is not satisfied, at which time the interest rate on the Debentures will revert to 1.25% per annum and will remain at such rate unless and until the Trading Price Condition is satisfied for a six-month period commencing on a subsequent Reset Rate Determination Date.

If the Reset Rate is in effect for a particular six-month period, we will pay cash interest at an annualized rate equal to the Reset Rate for that six-month period.

The "Reset Rate" determined as of each Reset Rate Determination Date will be equal to the rate that would, in the sole judgment of the Reset Rate Agent appointed by us pursuant to the indenture (the "Reset Rate Agent"), result in a trading price of par of a hypothetical issue of our senior, nonconvertible, noncontingent, fixed rate debt securities with:
	•	a final maturity corresponding to the next date on which the holders of the Debentures may require us to repurchase the Debentures;
	•	an aggregate principal amount equal to the principal amount of the Debentures then outstanding; and
•
covenants and other provisions that are, insofar as would be practicable for an issue of senior, nonconvertible, noncontingent, fixed-rate debt securities, substantially identical to those of the Debentures, but which are not subject to repurchase by Medtronic at the option of the holder.

In no case, however, will the Reset Rate ever be greater than 12% or less than 1.50%. Also, if the Reset Rate Agent has not established the Reset Rate for the applicable six-month period, or if the Reset Rate Agent determines in its sole judgment that there is no suitable reference rate from which the Reset Rate may be determined, the Reset Rate for that period will be the Reset Rate most recently determined (except if there is no Reset Rate most recently determined, in which case the Reset Rate shall be a rate reasonably determined by us to reflect current market conditions), such Reset Rate to remain in effect until the Reset Rate Agent determines that there is a suitable reference rate at which time the Reset Rate Agent shall determine a new Reset Rate.
Conversion Rights	Holders may convert their Debentures prior to stated maturity under any of the following circumstances:
•
during any fiscal quarter or, commencing on August 2, 2021, on any business day, if the sale price of our common stock is above 110% of the conversion price for at least (a) 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter or (b) after July 30, 2021, one trading day;
•
subject to certain exceptions, during the five business-day period following any 10 consecutive trading-day period in which the average of the trading price of the Debentures for each day of that period was less than 95% of the conversion value as of such day (as described herein);

• if we have called those Debentures for redemption; or
• upon the occurrence of specified corporate transactions described under "Description of the Debentures—Conversion Rights".

For each Debenture surrendered for conversion, a holder initially will receive 16.1796 shares of our common stock. This represents an initial conversion price of $61.81 per share of common stock. The conversion rate (and the conversion price) may be adjusted for certain reasons, but will not be adjusted for accrued interest, if any. Upon conversion, holders will not receive any cash payment representing accrued interest (except as described under "Description of the Debentures—Conversion Rights—Conversion Procedures"). Instead, accrued interest will be deemed paid by the common stock received by holders on conversion. Debentures called for redemption may be surrendered for conversion until the close of business on the second business day prior to the redemption date.
Sinking Fund	None.
Optional Redemption by Medtronic
We may not redeem the Debentures prior to September 15, 2006. We may redeem some or all of the Debentures on or after September 15, 2006, for a price equal to the redemption prices set forth herein plus any accrued and unpaid interest, including contingent interest and additional interest, if any, on such redemption date.
Repurchase Right of Holders
Each holder of the Debentures may require us to repurchase all or a portion of their Debentures on September 15, 2002, 2004, 2006, 2008, 2011 and 2016 at a price equal to the principal amount thereof plus any accrued and unpaid interest, including contingent interest and additional interest, if any, to the date of purchase. We may choose to pay the purchase price in cash, common stock or a combination of cash and shares of our common stock. If we elect to pay all or a portion of the purchase price in common stock, the shares of common stock will be valued at 100% of the average sale price for the five trading days ending on the third day prior to the repurchase date.

Change of Control
Upon a change of control of Medtronic, holders may require us, subject to certain conditions, to repurchase all or a portion of your Debentures. We will pay a purchase price equal to the principal amount of such Debentures plus any accrued and unpaid interest, including contingent interest and additional interest, if any, to the purchase date. We may choose to pay the purchase price in cash, shares of our common stock or a combination of cash and shares of our common stock. If we elect to pay all or a portion of the purchase price in common stock, the shares of our common stock will be valued at 100% of the average sale price for the five trading days ending on the third day prior to the repurchase date.
Events of Default
If there is an event of default on the Debentures, the principal amount of the Debentures, plus any accrued and unpaid interest, including contingent interest and additional interest, if any, may be declared immediately due and payable. These amounts automatically become due and payable in specified circumstances described under "Description of the Debentures—Events of Default".
Form, Denomination and Registration	The Debentures are in fully registered form, in denominations of $1,000 and whole multiples thereof.

The Debentures are represented by global debentures, deposited with the trustee as custodian for The Depository Trust Company and registered in the name of Cede & Co., DTC's nominee. Beneficial interests in the global Debentures are shown on, and any transfers are effected only through, records maintained by DTC and its participants. See "Description of the Debentures—Form, Denomination and Registration".
Trading
The Debentures issued in the initial placement are eligible for trading in the PORTAL market. Debentures sold pursuant to this prospectus, however, will no longer be eligible for trading in the PORTAL system. We do not intend to apply for listing of the Debentures on any securities exchange or any automated quotation system.
NYSE Symbol for our Common Stock	Our common stock is traded on the New York Stock Exchange under the symbol "MDT".

Risk Factors

    You should read the "Risk Factors" section, beginning on page 6 of this prospectus, to understand the risks associated with an investment in the Debentures and our common stock.

RISK FACTORS

    You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

    If any of the following risks actually occurs, our business, financial condition or results of operations could be materially adversely affected. In that case, the trading prices of the Debentures and of our common stock could decline substantially.

    This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including the risks described below and elsewhere in this prospectus.

Risks Related to Our Business

    Our business is affected by many factors that may cause our results in the future to differ, possibly materially, from our current expectations or forecasts. See "Forward-Looking Statements" above for a description of some of these factors and for a cautionary note regarding forward-looking statements and your reliance on them. A number of the factors that may affect our future results are also discussed in our most recent Annual Report on Form 10-K, which is incorporated by reference into this prospectus, in particular in the sections captioned "Business", "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

Risks Related to the Debentures

You should consider the United States federal income tax consequences of owning Debentures.

    Under the indenture, we have agreed, and by acceptance of a beneficial interest in the Debentures each beneficial owner of the Debentures is deemed to have agreed, among other things, for United States federal income tax purposes, to treat the Debentures as indebtedness that is subject to the regulations governing contingent payment debt instruments and the discussion below assumes that the Debentures will be so treated. However, the tax characterization of the Debentures is uncertain and thus no assurance can be given that the Internal Revenue Service will not assert that the Debentures should be treated differently. Such treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the Debentures.

    In general, beneficial owners of the Debentures who are U.S. holders, as defined below under "United States Taxation—United States Holders", will be required to accrue interest income on the Debentures in the manner described herein, regardless of whether such owner uses the cash or accrual method of tax accounting. These beneficial owners will be required, in general, to accrue interest based on the rate at which we would issue a fixed rate nonconvertible debt instrument with terms and conditions similar to the Debentures (but in no event at a rate lower than the applicable federal rate determined by the Secretary of the Treasury), rather than at the lower rate at which noncontingent cash interest is paid. Accordingly, at least in any year in which contingent interest is not paid, these beneficial owners will generally be required to include interest in taxable income in excess of cash interest received. Furthermore, upon a sale, exchange, conversion or redemption of a Debenture, each such beneficial owner will recognize gain or loss equal to the difference between the amount realized by that beneficial owner and that beneficial owner's adjusted tax basis in the Debentures. In general, the amount realized by the beneficial owner will include, in the case of a conversion, the fair market value of the stock that beneficial owner receives. Any gain on a sale, exchange, conversion or redemption of a Debenture will be treated as ordinary interest income. Please consult your own tax advisors as to the United States federal, state, local or other tax consequences of acquiring, owning and disposing of the Debentures. A summary of the United States federal income tax consequences of ownership of the Debentures is described in this prospectus under the heading "United States Taxation".

We expect that the trading value of the Debentures will be significantly affected by the price of our common stock.

    The market price of the Debentures is expected to be significantly affected by the market price of our common stock. This may result in greater volatility in the trading value of the Debentures than would be expected for nonconvertible debt securities we issue. For a discussion of the factors that may result in volatility in the market price of our common stock, see "—Risks Related to Our Business" above.

We may not have the funds necessary to purchase the Debentures at the option of the holders or upon a Change of Control.

    On September 15, 2002, 2004, 2006, 2008, 2011 and 2016, and upon the occurrence of a Change of Control, the holders may require us to repurchase their Debentures, as described herein. Our ability to repurchase the Debentures for cash may be limited by restrictions on the ability of Medtronic to obtain funds for such repurchase through dividends from its subsidiaries. In addition, the occurrence of a change of control could cause an event of default under or be prohibited or limited by the terms of our other senior debt. We cannot assure the holders that we would have the financial resources, or would be able to arrange financing, to pay the purchase price in cash for all the Debentures that might be delivered by holders of Debentures seeking to exercise the repurchase right.

A downgrade, suspension or withdrawal of the rating assigned by a rating agency to the Debentures, if any, could cause the liquidity or market value of the Debentures to decline significantly.

    We have received ratings of the Debentures by Standard & Poor's and Moody's. There can be no assurance that any rating so assigned will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if in that rating agency's judgment future circumstances relating to the basis of the rating, such as adverse changes in our business, so warrant.

There may be no public market for the Debentures.

    We cannot be sure that any market for the Debentures will develop, or if one does develop, that it will be maintained. If an active market for the Debentures fails to develop or be sustained, the trading price of the Debentures could decline. We do not intend to apply for listing of the Debentures on any securities exchange or any automated quotation system.

USE OF PROCEEDS

    We will not receive any proceeds from the sale of the Debentures or the shares of common stock offered by this prospectus. See "Selling Securityholders".

RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth Medtronic's consolidated ratio of earnings to fixed charges for the periods indicated. The ratio of earnings to fixed charges is based on continuing operations.

    For purposes of the ratio of earnings to fixed charges, "earnings" is determined by adding (i) the pre-tax income of Medtronic and its majority owned subsidiaries, (ii) Medtronic's share of pre-tax income of its 50% owned companies, (iii) amortization of capitalized interest, and (iv) fixed charges, net of interest capitalized. "Fixed charges" represent interest (whether expensed or capitalized) and that portion of rentals considered to be a reasonable approximation of the interest factor.

			Year Ended April 30
	Six Months Ended October 26, 2001	Year Ended April 27 2001
			2000	1999	1998	1997
Ratio of Earnings to Fixed Charges (unaudited)	14.9	43.3	56.6	20.1	33.7	34.0

DESCRIPTION OF THE DEBENTURES

    We issued the Debentures under an indenture, dated as of September 11, 2001, between us and Wells Fargo Bank Minnesota, National Association, as trustee. Initially Wells Fargo Bank Minnesota, National Association, will also act as paying agent, conversion agent and calculation agent for the Debentures. The terms of the Debentures include those provided in the indenture and incorporated by reference therein from the Trust Indenture Act of 1939, as amended, and those provided in the registration rights agreement, dated as of September 11, 2001, between us and the initial purchasers.

    The following description is only a summary of the material provisions of the Debentures, the indenture and the registration rights agreement. We urge you to read these documents in their entirety because they, and not this description, define your rights as holders of these Debentures.

    When we refer to Medtronic in this Section, we refer only to Medtronic, Inc., a Minnesota corporation, and not its subsidiaries.

Brief Description of the Debentures

    The Debentures offered hereby:

  •
  are limited to $2,012,500,000 in aggregate principal amount;

  •
  bear cash interest at a per annum rate of 1.25%;

  •
  bear contingent cash interest in the circumstances described under "—Contingent Interest;"

  •
  are general unsecured obligations of Medtronic, ranking equally with all of our other unsecured senior indebtedness and senior in right of payment to any subordinated indebtedness;

  •
  are convertible into our common stock initially at a conversion price of $61.81 per share, under the conditions and subject to adjustment as described under "—Conversion Rights;"

  •
  are redeemable at our option in whole or in part at any time on or after September 15, 2006 upon the terms set forth under "—Optional Redemption by Medtronic;"

  •
  are subject to repurchase by us at your option on September 15, 2002, 2004, 2006, 2008, 2011, and 2016 or upon a change of control, upon the terms and at the repurchase prices set forth below under "—Repurchase of Debentures at the Option of Holders;" and

  •
  are due on September 15, 2021, unless earlier converted, redeemed by us at our option or repurchased by us at your option.

    The indenture does not contain any financial covenants and does not restrict us from paying dividends, incurring additional indebtedness or issuing or repurchasing our other securities. The indenture also does not protect you in the event of a highly leveraged transaction or a change of control of Medtronic, except to the extent described under "—Repurchase of Debentures at the Option of Holders—Change of Control Put" below.

    Under the indenture, we have agreed, and by acceptance of a beneficial interest in the Debentures each beneficial owner of the Debentures is deemed to have agreed, among other things, for United States federal income tax purposes, to treat the Debentures as indebtedness that is subject to the regulations governing contingent payment debt instruments and the discussion below assumes that the Debentures will be so treated. However, the tax characterization of the Debentures is uncertain and thus no assurance can be given that the IRS will not assert that the Debentures should be treated differently. Such treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the Debentures. See "United States Taxation—Classification of the Debentures".

    In general, beneficial owners of the Debentures who are U.S. holders, as defined below under "United States Taxation—United States Holders", will be required to accrue interest income on the Debentures in the manner described herein, regardless of whether such owner uses the cash or accrual method of tax accounting. These beneficial owners will be required, in general, to accrue interest based on the rate at which we would issue a fixed rate nonconvertible debt instrument with terms and conditions similar to the Debentures (but in no event at a rate lower than the applicable federal rate determined by the Secretary of the Treasury), rather than at the lower rate at which noncontingent cash interest is paid. Accordingly, at least in any year in which contingent interest is not paid, these beneficial owners will generally be required to include interest in taxable income in excess of cash interest received. Furthermore, upon a sale, exchange, conversion or redemption of a Debenture, each such beneficial owner will recognize gain or loss equal to the difference between the amount realized by that beneficial owner and that beneficial owner's adjusted tax basis in the Debentures. In general, the amount realized by the beneficial owner will include, in the case of a conversion, the fair market value of the stock that beneficial owner receives. Any gain on a sale, exchange, conversion or redemption of a Debenture will be treated as ordinary interest income. Please consult your own tax advisors as to the United States federal, state, local or other tax consequences of acquiring, owning and disposing of the Debentures. See "United States Taxation".

    No sinking fund is provided for the Debentures. The Debentures are not subject to defeasance. The Debentures are issued only in registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000 above that amount. The Debentures are evidenced by global Debentures, deposited with the trustee as custodian for DTC and registered in the name of Cede & Co. as DTC's nominee. No service charge will be made for any registration of transfer or exchange of Debentures, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

    You may present definitive Debentures for conversion, registration of transfer and exchange, without service charge, at our office or agency in New York City which shall initially be the principal corporate trust office of the trustee, presently located at 45 Broadway, 12th Floor, MAC N2666-120, New York, NY 10006. For information regarding conversion, registration of transfer and exchange of global Debentures, see "—Form, Denomination and Registration".

    You may not sell or otherwise transfer the Debentures and the common stock issuable upon conversion of the Debentures except in compliance with the provisions set forth below under "Notice to Investors" and "—Registration Rights".

Interest

    The Debentures bear interest at a rate of 1.25% per annum, commencing on September 11, 2001. We will also pay contingent interest on the Debentures in the circumstances described under "—Contingent Interest". We will pay interest semiannually on March 15 and September 15 of each year beginning March 15, 2002, to the holders of record at the close of business on the preceding March 1 and September 1, respectively. There are two exceptions to the preceding sentence:

  •
  In general, we will not pay accrued and unpaid interest on any Debentures that are converted into our common stock. See "—Conversion Rights". Instead, accrued interest will be deemed paid by the common stock received by holders on conversion. If a holder of Debentures converts after a record date for an interest payment but prior to the corresponding interest payment date, the holder will receive on that interest payment date accrued and unpaid interest on those Debentures, notwithstanding the holder's conversion of those Debentures prior to that interest payment date, because that holder will have been the holder of record on the corresponding record date. However, at the time that holder surrenders Debentures for conversion, the holder must pay to us an amount equal to the interest that has accrued and that will be paid on the related interest payment date. The preceding sentence does not apply, however, to a holder that converts Debentures that are called by us for redemption after a record date for an interest payment but prior to the corresponding interest payment date. Accordingly, if we elect to redeem Debentures on a date that is after a record date but prior to the corresponding interest payment date, and prior to the redemption date a holder of Debentures selected for redemption chooses to convert those Debentures, the holder will not be required to pay us, at the time that holder surrenders those Debentures for conversion, the amount of interest it will receive on the interest payment date.

  •
  We will pay interest to a person other than the holder of record on the record date if we elect to redeem, or holders elect to require us to repurchase, the Debentures on a date that is after a record date but on or prior to the corresponding interest payment date. In this instance, we will pay accrued and unpaid interest on the Debentures being redeemed to, but not including, the redemption date to the same person to whom we will pay the principal of those Debentures.

    Except as provided below, we will pay interest on:

  •
  global Debentures to DTC in immediately available funds;

  •
  any definitive Debentures having an aggregate principal amount of $5,000,000 or less by check mailed to the holders of those Debentures; and

  •
  any definitive Debentures having an aggregate principal amount of more than $5,000,000 by wire transfer in immediately available funds if requested by the holders of those Debentures.

    At maturity we will pay interest on any definitive Debentures at our office or agency in New York City, which initially will be the principal corporate trust office of the trustee presently located at 45 Broadway, 12th Floor, MAC N2666-120, New York, NY 10006.

    We will pay principal on:

  •
  global Debentures to DTC in immediately available funds; and

  •
  any definitive Debentures at our office or agency in New York City, which initially will be the office or agency of the trustee in New York City.

    Interest generally will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Contingent Interest

    The interest rate on the Debentures will change to the Reset Rate for any of the six-month periods commencing on September 15, 2002, 2004, 2006, 2008, 2011 and 2016, each of which we refer to as a "Reset Rate Determination Date", for which the sale price of our common stock for any 20 out of the last 30 trading days ending three days prior to the Reset Rate Determination Date is less than or equal to 50% of the conversion price of the Debentures in effect for each of those 20 trading days (the "Trading Price Condition").

    Following a change in the Reset Rate, the interest rate on the Debentures will remain the Reset Rate until the first day of the first subsequent six-month period for which the Trading Price Condition is not satisfied, at which time the interest rate on the Debentures will revert to 1.25% per annum and will remain at such rate unless and until the Trading Price Condition is satisfied for a six-month period commencing on a subsequent Reset Rate Determination Date.

    The "Reset Rate" determined as of each Reset Rate Determination Date will be equal to the rate that would, in the sole judgment of the Reset Rate Agent, result in a trading price of par of a hypothetical issue of our senior, nonconvertible, noncontingent, fixed rate debt securities with:

  •
  a final maturity corresponding to the next date on which the holders of the Debentures may require us to repurchase the Debentures;

  •
  an aggregate principal amount equal to the principal amount of the Debentures; and

  •
  covenants and other provisions that are, insofar as would be practicable for an issue of our senior, nonconvertible, noncontingent, fixed-rate debt securities, substantially identical to those of the Debentures, but which are not subject to repurchase by us at the option of the holder.

    In no case, however, will the Reset Rate ever be greater than 12% or less than 1.50%. Also, if the Reset Rate Agent has not established the Reset Rate for the applicable six-month period, or if the Reset Rate Agent determines in its sole judgment that there is no suitable reference rate from which the Reset Rate may be determined, the Reset Rate for that period will be the Reset Rate most recently determined (except if there is no Reset Rate most recently determined, in which case the Reset Rate shall be a rate reasonably determined by us to reflect current market conditions), such Reset Rate to remain in effect until the Reset Rate Agent shall determine a new Reset Rate.

    We will appoint a Reset Rate Agent, which will not be Medtronic or any of its affiliates or employees. For the determination of the Reset Rate, the Reset Rate Agent will seek indicative reference rates from three nationally recognized investment banks, and the Reset Rate will be the average of such three indicative reference rates, provided that if at least three such indicative reference rates cannot reasonably be obtained by the Reset Rate Agent, but two such indicative reference rates are obtained, then the average of the two indicative reference rates shall be used, and if only one such indicative reference rate can reasonably be obtained by the Reset Agent, this one indicative reference rate shall be used. The determination of any Reset Rate will be conclusive and binding upon the Reset Rate Agent, Medtronic, the trustee and the holders of the Debentures, in the absence of manifest error. We may remove the Reset Rate Agent and appoint a successor Reset Rate Agent at any time.

    The "sale price" of our common stock on any date means the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported on the New York Stock Exchange or, if our common stock is not listed on the New York Stock Exchange, then as reported on the principal U.S. securities exchange in which our common stock is traded or by the Nasdaq system, as the case may be.

    In the event contingent interest is payable, we will disseminate a press release through Dow Jones & Company, Inc. or Bloomberg Business News containing this information or publish the information on our Web site or through such other public medium as we may use at that time.

    We will pay contingent interest, if any, in the same manner as we will pay interest described above under "—Interest", and your obligations in respect of the payment of contingent interest in connection with the conversion of any Debentures will also be the same as described above under "—Interest".

Conversion Rights

General

    You may convert any outstanding Debentures (or portions of outstanding Debentures) as described below into our common stock, initially at the conversion price of $61.81 per share (equal to a conversion rate of 16.1796 shares per $1,000 principal amount of Debentures). The conversion price is subject to adjustment as described below. We will not issue fractional shares of common stock upon conversion of Debentures. Instead, we will pay a cash adjustment based upon the sale price of our common stock on the business day immediately preceding the conversion date. You may convert Debentures only in denominations of $1,000 and integral multiples of $1,000.

    You may surrender Debentures for conversion into our common stock prior to the stated maturity only under the following circumstances:

  •
  during any fiscal quarter or, commencing on August 2, 2021, on any business day, as described below, if the sale price of our common stock is above 110% of the conversion price for at least (a) 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter or (b) after July 30, 2021, one trading day;

  •
  subject to certain exceptions, during the five business day period after any ten consecutive trading day period in which the trading price of the Debentures for each day of such period was less than 95% of the conversion value as of such day, as described below;

  •
  if we have called the Debentures for redemption; or

  •
  upon the occurrence of the specified corporate transactions discussed below.

    If you have exercised your right to require us to repurchase your Debentures as described under "—Repurchase of Debentures at the Option of Holders", you may convert your Debentures into our common stock only if you withdraw your notice of exercise and convert your Debentures prior to the close of business on the business day immediately preceding the applicable repurchase date.

Conversion Upon Satisfaction of Market Price Condition

    You may surrender any of your Debentures for conversion into our common stock prior to maturity during any fiscal quarter or, commencing on August 2, 2021, on any business day, if the sale price of our common stock is above 110% of the conversion price for at least (a) 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter or (b) after July 30, 2021 and prior to the date of conversion, one trading day.

Conversion Upon Satisfaction of Trading Price Condition

    You may surrender any of your Debentures for conversion into our common stock prior to maturity during the five business day period after any ten consecutive trading day period in which the trading price of the Debentures (as determined following a request by a holder of the Debentures in accordance with the procedures described below) for each day of such period was less than 95% of the conversion value of the Debentures as of such day; provided, however, that if on the date of any conversion pursuant to this condition, the sale price of our common stock is greater than the conversion price, then you will receive, in lieu of common stock based on the conversion price, cash or common stock or a combination of both, at our option, with a value equal to the principal amount of your Debenture, plus any accrued and unpaid interest to the conversion date ("Principal Value Conversion"). If you surrender your Debenture for conversion and it is a Principal Value Conversion, we will notify you by the second trading day following the date of conversion whether we will pay you all or a portion of the principal amount, plus any accrued and unpaid interest, in cash, common stock or a combination of cash and common stock, and in what percentage. Any common stock delivered upon a Principal Value Conversion will be valued at the greater of (x) the conversion price and (y) the sale price on the third trading day after the conversion date.

    The "conversion value" of the Debentures is equal to the product of the sale price of our common stock on a given day multiplied by the then current conversion rate, which is the number of shares of common stock into which each $1,000 principal amount of Debentures is then convertible. The "trading price" of the Debentures on any date of determination means the average of the secondary market bid quotations per Debenture obtained by the calculation agent for $10,000,000 principal amount at maturity of the Debentures at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, provided that if at least three such bids cannot reasonably be obtained by the calculation agent, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the calculation agent, this one bid shall be used. If the calculation agent cannot reasonably obtain at least one bid for $10,000,000 principal amount at maturity of the Debentures from a nationally recognized securities dealer or in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the Debentures, then the trading price of the Debentures will equal (a) the then-applicable conversion rate of the Debentures multiplied by (b) the sale price of our common stock on such determination date.

Conversion Upon Notice of Redemption

    You may surrender for conversion any Debentures we call for redemption at any time prior to the close of business on the day that is two business days prior to the redemption date, even if the Debentures are not otherwise convertible at that time. If a holder already has delivered a purchase notice or a change of control purchase notice with respect to a Debenture, however, the holder may not surrender that Debenture for conversion until the holder has withdrawn the notice in accordance with the indenture.

Conversion Upon Specified Corporate Transactions

    Even if none of the other conditions described above have occurred, if:

  •
  we distribute to all holders of our common stock certain rights entitling them to purchase, for a period expiring within 60 days, common stock at less than the sale price of the common stock at the time of the announcement of such distribution, or

  •
  we elect to distribute to all holders of our common stock cash or other assets, debt securities or certain rights to purchase our securities, which distribution has a per share value exceeding 15% of the sale price of the common stock on the day preceding the declaration date for the distribution, we must notify the holders of Debentures at least 20 days prior to the ex-dividend date for the distribution. Once we have given that notice, holders may surrender their Debentures for conversion at any time until the earlier of close of business on the business day prior to the ex-dividend date or our announcement that the distribution will not take place. In the case of a distribution, no adjustment to the ability of a holder of Debentures to convert will be made if the holder will otherwise participate in the distribution without conversion.

    In addition, if we are a party to a consolidation, merger or binding share exchange pursuant to which our common stock would be converted into cash, securities or other property, a holder may surrender Debentures for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual date of the transaction. If we are a party to a consolidation, merger or binding share exchange pursuant to which our common stock is converted into cash, securities or other property, then at the effective time of the transaction, the right to convert a Debenture into common stock will be changed into a right to convert the Debentures into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted such Debentures immediately prior to the transaction. If the transaction also constitutes a "change of control", as defined below, the holder can require us to repurchase all or a portion of its Debentures as described under "—Repurchase of Debentures at the Option of Holders—Change of Control Put".

Conversion Procedures

    Except as provided below, if you convert your Debentures into our common stock on any day other than an interest payment date, you will not receive any interest that has accrued on those

Debentures since the prior interest payment date. By delivering to the holder the number of shares issuable upon conversion, determined by dividing the principal amount of the Debentures being converted by the conversion price, together with a cash payment in lieu of any fractional shares, we will satisfy our obligation with respect to the Debentures. Accrued and unpaid interest will be deemed to be paid in full rather than canceled, extinguished or forfeited.

    If you convert after a record date for an interest payment but prior to the corresponding interest payment date, you will receive on the interest payment date interest accrued on those Debentures, notwithstanding the conversion of Debentures prior to the interest payment date, because you will have been the holder of record on the corresponding record date. However, at the time you surrender any Debentures for conversion, you must pay us an amount equal to the interest that has accrued and that will be paid on the Debentures being converted on the interest payment date. The preceding sentence does not apply to Debentures that are converted after being called by us for redemption after a record date for an interest payment but prior to the corresponding interest payment date. Accordingly, if we call your Debentures for redemption on a date that is after a record date for an interest payment but prior to the corresponding interest payment date, and prior to the redemption date you choose to convert your Debentures, you will not be required to pay us at the time you surrender your Debentures for conversion the amount of interest on the Debentures you will receive on the date that has been fixed for redemption.

    You will not be required to pay any taxes or duties relating to the issuance or delivery of our common stock if you exercise your conversion rights, but you will be required to pay any tax or duty which may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than your own. Certificates representing shares of common stock will be issued or delivered only after all applicable taxes and duties, if any, payable by you have been paid.

    To convert interests in a global Debenture, you must deliver to DTC the appropriate instruction form for conversion pursuant to DTC's conversion program. To convert a definitive Debenture, you must:

  •
  complete the conversion notice on the back of the Debentures (or a facsimile thereof);

  •
  deliver the completed conversion notice and the Debentures to be converted to the specified office of the conversion agent;

  •
  pay all funds required, if any, relating to interest on the Debentures to be converted to which you are not entitled, as described in the second preceding paragraph; and

  •
  pay all taxes or duties, if any, as described in the preceding paragraph.

    The conversion date will be the date on which all of the foregoing requirements have been satisfied. The Debentures will be deemed to have been converted immediately prior to the close of business on the conversion date. A certificate for the number of shares of common stock into which the Debentures are converted (and cash in lieu of any fractional shares) will be delivered as soon as practicable on or after the conversion date.

Conversion Price Adjustments

    We will adjust the initial conversion price for certain events, including:

  •
  issuances of our common stock as a dividend or distribution to all holders of our common stock;

  •
  certain subdivisions and combinations of our common stock;

  •
  issuances to all holders of our common stock of certain rights or warrants to purchase our common stock (or securities convertible into our common stock) at less than (or having a conversion price per share less than) the current market price of our common stock at the time of the announcement of such issuance, provided that no adjustment will be made if holders of the Debentures may participate in the transaction on a basis and with notice that our board of directors determines to be fair and appropriate or in some other cases;

  •
  distributions to all holders of our common stock of shares of our capital stock (other than our common stock), evidences of our indebtedness or assets, including securities, but excluding:

  (1)
  the rights and warrants referred to in the immediately preceding bullet point,

  (2)
  any dividends and distributions in connection with a reclassification, change, consolidation, merger combination, sale or conveyance resulting in a change in the conversion consideration, or

  (3)
  any dividends or distributions paid exclusively in cash;

provided that no adjustment will be made if all holders of the Debentures may participate in the transactions;

  •
  distributions consisting exclusively of cash to all holders of our common stock to the extent that those distributions, combined together with:

  (1)
  all other all-cash distributions made within the preceding 12 months for which no adjustment has been made, plus

  (2)
  any cash and the fair market value of other consideration paid for in any tender offers by us or any of our subsidiaries for our common stock expiring within the preceding 12 months for which no adjustment has been made, exceeds 15% of our market capitalization on the record date for that distribution; our "market capitalization" as of any date is the product of the sale price of our common stock on such date times the number of shares of our common stock then outstanding; and

  •
  purchases of our common stock pursuant to a tender offer made by us or any of our subsidiaries to the extent that the same involves an aggregate consideration that, together with:

  (1)
  any cash and the fair market value of any other consideration paid in any other tender offer by us or any of our subsidiaries for our common stock expiring within the 12 months preceding the tender offer for which no adjustment has been made, plus

  (2)
  the aggregate amount of any all-cash distributions referred to in the immediately preceding bullet point to all holders of our common stock within 12 months preceding the expiration of the tender offer for which no adjustments have been made, exceeds 15% of our market capitalization on the expiration of the tender offer.

    With respect to our rights issued pursuant to our shareholder rights plan, if holders of Debentures exercising the right of conversion attaching thereto after the date the rights separate from the underlying common stock are not entitled to receive the rights that would otherwise be attributable (but for the date of conversion) to the shares of common stock received upon conversion, the conversion price will be adjusted as though the rights were being distributed to holders of common stock on the date of such separation. If such an adjustment is made and the rights are later redeemed, invalidated or terminated, then a corresponding reversing adjustment will be made to the conversion price on an equitable basis.

    We will not make an adjustment in the conversion price unless the adjustment would require a change of at least 1% in the conversion price in effect at that time. We will carry forward and take into account in any subsequent adjustment any adjustment that would otherwise be required to be made.

    If we:

  •
  reclassify or change our common stock (other than changes resulting from a subdivision or combination); or

  •
  consolidate or combine with or merge into or are a party to a binding share exchange with any person or sell or convey to another person all or substantially all of our property and assets,

and the holders of our common stock receive (or the common stock is converted into) stock, other securities or other property or assets (including cash or any combination thereof) with respect to or in exchange for their common stock, then, at the effective time of the transaction the holders of the Debentures may convert the Debentures into the consideration they would have received if they had converted their Debentures immediately prior to the reclassification, change, consolidation, combination, merger, sale or conveyance. We may not become a party to any such transaction unless its terms are consistent with the foregoing.

    In the event that we distribute to holders of our common stock shares of capital stock of a subsidiary of ours, the conversion price will be adjusted, if at all, based on the market value of the subsidiary stock so distributed relative to the market value of our common stock, in each case over a measurement period following the distribution.

    In the event we elect to make a distribution described in the third or fourth bullet of the first paragraph of this subsection "—Conversion Price Adjustments", which, in the case of the fourth bullet, has a per share value equal to more than 15% of the sale price of our shares of common stock on the day preceding the declaration date for the distribution, then, if the distribution would also trigger a conversion right under "—Conversion Upon Specified Corporate Transactions", or if the Debentures are otherwise convertible, we will be required to give notice to the holders of Debentures at least 20 days prior to the ex-dividend date for the distribution and, upon the giving of notice, the Debentures may be surrendered for conversion at any time until the close of business on the business day prior to the ex-dividend date or until we announce that the distribution will not take place. No adjustment to the conversion price or the ability of a holder of a Debenture to convert will be made if the holder will otherwise participate in the distribution without conversion.

    If a taxable distribution to holders of our common stock or other transaction occurs which results in any adjustment of the conversion price, you may in certain circumstances be deemed to have received a distribution subject to United States federal income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of our common stock. See "United States Taxation—United States Holders—Constructive Dividends".

    To the extent permitted by law, from time to time we may reduce the conversion price of the Debentures by any amount for any period of at least 20 days. In that case, we will give at least 10 days notice of the reduction. We may also reduce the conversion price, as our board of directors deems advisable, to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

Optional Redemption by Medtronic

    Prior to September 15, 2006, the Debentures will not be redeemable at our option. Beginning on September 15, 2006, we may redeem the Debentures for cash at any time as a whole, or from time to time in part, at a redemption price, plus accrued and unpaid interest, including contingent interest and additional interest, if any, to and including the date of redemption. The redemption price will be equal to the following (expressed as a percentage of principal amount):

Period	Redemption Price
Beginning on September 15, 2006 and ending on September 14, 2007	100.625%
Beginning on September 15, 2007 and ending on September 14, 2008	100.500%
Beginning on September 15, 2008 and ending on September 14, 2009	100.375%
Beginning on September 15, 2009 and ending on September 14, 2010	100.250%
Beginning on September 15, 2010 and ending on September 14, 2011	100.125%
Beginning on September 15, 2011 and thereafter	100.000%

    We will give at least 30 days but not more than 60 days notice of redemption by mail to holders of Debentures. Debentures or portions of Debentures called for redemption will be convertible by the holder until the close of business on the second business day prior to the redemption date.

    If we do not redeem all of the Debentures, the trustee will select the Debentures to be redeemed in principal amounts of $1,000 or integral multiples of $1,000 by lot or on a pro rata basis. If any Debentures are to be redeemed in part only, we will issue a new Debenture or Debentures in principal amount equal to the unredeemed principal portion thereof. If a portion of your Debentures is selected for partial redemption and you convert a portion of your Debentures, the converted portion will be deemed to be taken from the portion selected for redemption.

Repurchase of Debentures at the Option of Holders

Optional Put

    On September 15, 2002, 2004, 2006, 2008, 2011 and 2016 holders may require us to repurchase any outstanding Debentures for which the holder has properly delivered and not withdrawn a written repurchase notice, subject to certain additional conditions, at a purchase price equal to the principal amount of those Debentures plus any accrued and unpaid interest, including contingent interest and additional interest, if any, on those Debentures to the repurchase date. Holders may submit their Debentures for repurchase to the paying agent at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the third business day prior to the repurchase date.

    Instead of paying the purchase price in cash, we may pay the purchase price in common stock, cash or a combination of common stock and cash, at our option. The number of shares of common stock a holder will receive will equal the relevant amount of the purchase price divided by 100% of the average of the sale prices of our common stock for the five trading days immediately preceding and including the third day prior to the repurchase date. However, we may not pay the purchase price in common stock or a combination of common stock and cash unless we satisfy certain conditions prior to the repurchase date as provided in the indenture, including:

  •
  registration of the shares of our common stock to be issued upon repurchase under the Securities Act and the Exchange Act, if required;

  •
  qualification of the shares of our common stock to be issued upon repurchase under applicable state securities laws, if necessary, or the availability of an exemption therefrom; and

  •
  listing of our common stock on a United States national securities exchange or quotation thereof in an inter-dealer quotation system of any registered United States national securities association.

    We will be required to give notice at least 20 days prior to each repurchase date to all holders at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law stating among other things, the procedures that holders must follow to require us to repurchase their Debentures as described below and whether the purchase price will be paid in cash or common stock, or a combination with a portion payable in cash or common stock.

    Because the sale price of our common stock will be determined prior to the applicable repurchase date, holders of Debentures bear the market risk that our common stock will decline in value between the date the sale price is calculated and the repurchase date.

    The repurchase notice given by each holder electing to require us to repurchase Debentures shall be given so as to be received by the paying agent no later than the close of business on the third business day prior to the repurchase date and must state:

  •
  the certificate numbers of the holder's Debentures to be delivered for repurchase;

  •
  the portion of the principal amount of Debentures to be repurchased, which must be $1,000 or an integral multiple of $1,000; and

  •
  that the Debentures are to be repurchased by us pursuant to the applicable provisions of the Debentures.

    A holder may withdraw any repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the repurchase date. The notice of withdrawal shall state:

  •
  the principal amount of Debentures being withdrawn;

  •
  the certificate numbers of the Debentures being withdrawn; and

  •
  the principal amount, if any, of the Debentures that remain subject to the repurchase notice.

    In connection with any repurchase we will, to the extent applicable:

  •
  comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

  •
  file Schedule TO or any other required schedule under the Exchange Act.

    Our obligation to pay the purchase price for Debentures for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the Debentures, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. We will cause the purchase price for the Debentures to be paid promptly following the later of the repurchase date or the time of delivery of the Debentures, together with such endorsements.

    If the paying agent holds money or common stock sufficient to pay the purchase price of the Debentures for which a repurchase notice has been given on the business day following the repurchase date in accordance with the terms of the indenture, then, immediately after the repurchase date, the Debentures will cease to be outstanding and interest on the Debentures will cease to accrue, whether or not the Debentures are delivered to the paying agent. Thereafter all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the Debentures.

    Our ability to repurchase Debentures for cash may be limited by restrictions on the ability of Medtronic to obtain funds for such repurchase through dividends from its subsidiaries and the terms of our then existing borrowing agreements.

Change of Control Put

    If a change of control, as described below, occurs, you will have the right (subject to certain exceptions set forth below) to require us to repurchase all of your Debentures not previously called for redemption, or any portion of those Debentures, that is equal to $1,000 in principal amount or a whole multiple of $1,000 at a purchase price equal to the principal amount of all Debentures you require us to repurchase plus any accrued and unpaid interest, including contingent interest and additional interest, if any, on those Debentures to the repurchase date. Notwithstanding the foregoing, we may be required to offer to repurchase our other senior debt on a pro rata basis with the Debentures, upon a change of control, if similar change of control offers are or will be required by our other senior debt.

    Instead of paying the purchase price in cash, we may pay the purchase price in our common stock or, in the case of a merger in which we are not the surviving corporation, common stock, ordinary shares, American Depositary Shares or analogous securities of the surviving corporation or its direct or indirect parent corporation, cash or a combination of the applicable securities and cash, at our option. The number of shares of the applicable common stock or securities a holder will receive will equal the relevant amount of the purchase price divided by 100% of the average of the sale prices of the applicable common stock or securities for the five trading days immediately preceding and including the third day prior to the repurchase date. However, we may not pay the purchase price in the applicable common stock or securities or a combination of the applicable common stock or securities and cash, unless we satisfy certain conditions prior to the repurchase date as provided in the indenture, including:

  •
  registration of the shares of the applicable common stock or securities to be issued upon repurchase under the Securities Act and the Exchange Act, if required;

  •
  qualification of the shares of the applicable common stock or securities to be issued upon repurchase under applicable state securities laws, if necessary, or the availability of an exemption therefrom; and

  •
  listing of the applicable common stock or securities on a United States national securities exchange or quotation thereof in an inter-dealer quotation system of any registered United States national securities association.

    Within 30 days after the occurrence of a change of control, we are required to give you notice of the occurrence of the change of control and of your resulting repurchase right and whether the purchase price will be paid in cash, the applicable common stock or securities, or a combination with a portion payable in cash or the applicable common stock or securities. The repurchase date will be 30 days after the date we give notice of a change of control. To exercise the repurchase right, you must deliver prior to the close of business on the business day immediately preceding the repurchase date, written notice to the trustee of your exercise of your repurchase right, together with the Debentures with respect to which your right is being exercised. You may withdraw this notice by delivering to the paying agent a notice of withdrawal prior to the close of business on the business day immediately preceding the repurchase date.

    Because the sale price of the applicable common stock or securities will be determined prior to the applicable repurchase date, holders of Debentures bear the market risk that the applicable common stock or securities will decline in value between the date the sale price is calculated and the repurchase date.

    A "change of control" will be deemed to have occurred at such time after the original issuance of the Debentures when any of the following has occurred:

  •
  the acquisition by any person, including any syndicate or group deemed to be a "person" under Section 13(d) (3) of the Exchange Act of beneficial ownership, directly or indirectly through a purchase, merger or other acquisition transaction or series of purchase, merger or other acquisition transactions, of shares of our capital stock entitling that person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than any acquisition by us, any of our subsidiaries, any of our employee benefit plans (except that any of those persons shall be deemed to have beneficial ownership of all securities it has the right to acquire, whether the right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition) or any underwriter temporarily holding securities pursuant to an offering of such securities; or

  •
  the first day on which a majority of the members of the board of directors of Medtronic are not continuing directors; or

  •
  our consolidation or merger with or into any other person, any merger of another person into us, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person, other than:

  •
  any transaction:

  (1)
  that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock; and

  (2)
  pursuant to which holders of our capital stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly 50% or more of the total voting power of all shares of capital stock entitled to vote generally in elections of directors of the continuing or surviving person immediately after giving effect to such transaction; and

  •
  any merger, share exchange, transfer of assets or similar transaction solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock, if at all, solely into shares of common stock, ordinary shares, American Depositary Shares or analogous securities of the surviving entity or a direct or indirect parent of the surviving corporation.

    However, notwithstanding the foregoing, you will not have the right to require us to repurchase your Debentures if:

  •
  the sale price per share of our common stock for any five trading days within:

  •
  the period of 10 consecutive trading days ending immediately after the later of the change of control or the public announcement of the change of control, in the case of a change of control under the first or second bullet point above, or

  •
  the period of 10 consecutive trading days ending immediately before the change of control, in the case of a change of control under the third bullet point above,

equals or exceeds 110% of the conversion price of the Debentures in effect on each of those five trading days; or

  •
  100% of the consideration in the transaction or transactions (other than cash payments for fractional shares and cash payments made in respect of dissenters' appraisal rights) constituting a change of control consists of shares of common stock, ordinary shares, American Depositary Shares or analogous securities traded or to be traded immediately following a change of control on a national securities exchange or the Nasdaq National Market, and, as a result of the transaction or transactions, the Debentures become convertible into that common stock, ordinary shares, American Depositary Shares or such analogous securities (and any rights attached thereto).

    Beneficial ownership shall be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. The term "person" includes any syndicate or group that would be deemed to be a "person" under Section 13(d) (3) of the Exchange Act.

    Rule 13e-4 under the Exchange Act requires the dissemination of certain information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the Debentures. We will comply with this rule and file Schedule TO (or any similar schedule) to the extent applicable at that time.

    The definition of change of control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of "all or substantially all" of our assets. There is no precise, established definition of the phrase "substantially all" under applicable law. Accordingly, your ability to require us to repurchase your debentures as a result of a conveyance, transfer, sale, lease or other disposition of less than all our assets may be uncertain.

    If the paying agent holds money or common stock sufficient to pay the purchase price of the Debentures which holders have elected to require us to repurchase on the business day following the repurchase date in accordance with the terms of the indenture, then, immediately after the repurchase date, those Debentures will cease to be outstanding and interest on the Debentures will cease to accrue, whether or not the Debentures are delivered to the paying agent. Thereafter all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the Debentures.

    The foregoing provisions would not necessarily protect holders of the Debentures if highly leveraged or other transactions involving us occur that may affect holders adversely. We could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a change of control with respect to the change of control purchase feature of the Debentures but that would increase the amount of our (or our subsidiaries') outstanding indebtedness.

    Our ability to repurchase Debentures for cash upon the occurrence of a change of control is subject to important limitations. Our ability to repurchase the Debentures for cash may be limited by restrictions on the ability of Medtronic to obtain funds for such repurchase through dividends from its subsidiaries. In addition, the occurrence of a change of control could cause an event of default under or be prohibited or limited by the terms of our other senior debt. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the purchase price in cash for all the Debentures that might be delivered by holders of Debentures seeking to exercise the repurchase right.

    The change of control purchase feature of the Debentures may in certain circumstances make more difficult or discourage a takeover of our company.

Merger and Sales of Assets

    The indenture provides that Medtronic may not consolidate with or merge into any other person or convey, transfer, sell, lease or otherwise dispose of all or substantially all of its properties and assets to another person unless, among other things:

  •
  the resulting, surviving or transferee person is organized and existing under the laws of the United States, any state thereof, the District of Columbia or specified jurisdictions outside the United States;

  •
  such person assumes all obligations of Medtronic under the Debentures and the indenture; and

  •
  Medtronic or such successor is not then or immediately thereafter in default under the indenture.

    The occurrence of certain of the foregoing transactions could constitute a change of control.

    This covenant includes a phrase relating to the conveyance, transfer, sale, lease or disposition of "all or substantially all" of our assets. There is no precise, established definition of the phrase "substantially all" under applicable law. Accordingly, there may be uncertainty as to whether a conveyance, transfer, sale, lease or other disposition of less than all our assets is subject to this covenant.

Events of Default

    Each of the following constitutes an event of default under the indenture:

  •
  default in our obligation to convert Debentures into shares of our common stock upon exercise of a holders' conversion right;

  •
  default in our obligation to repurchase Debentures at the option of holders;

  •
  default in our obligation to redeem Debentures after we have exercised our redemption option;

  •
  default in our obligation to pay any accrued and unpaid interest, including contingent interest or additional interest, if any, in each case, when due and payable, and continuance of such default for a period of 30 days;

  •
  our failure to perform or observe any other term, covenant or agreement contained in the Debentures or the indenture for a period of 60 days after written notice of such failure, requiring us to remedy the same, shall have been given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the Debentures then outstanding;

  •
  a failure to pay when due at maturity or a default that results in the acceleration of maturity of any indebtedness for borrowed money of Medtronic or our designated subsidiaries in an aggregate amount of $100 million or more, unless the acceleration is rescinded, stayed or annulled within 30 days after written notice of default is given to us by the trustee or holders of not less than 25% in aggregate principal amount of the Debentures then outstanding; and

  •
  certain events of bankruptcy, insolvency or reorganization with respect to us.

    The indenture will provide that the trustee shall, within 60 days of the occurrence of a default, give to the registered holders of the Debentures notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default in the payment of the principal of or interest on, any of the Debentures when due or in the payment of any redemption or repurchase obligation.

    If certain events of default specified in the last bullet point above shall occur and be continuing, then automatically the principal amount of the Debentures and any accrued and unpaid interest, including contingent interest, and additional interest, if any, through such date shall become immediately due and payable. If any other event of default shall occur and be continuing (the default not having been cured or waived as provided under "—Modification and Waiver" below), the trustee or the holders of at least 25% in aggregate principal amount of the Debentures then outstanding may declare the Debentures due and payable at their principal amount together with any accrued and unpaid interest, including contingent interest and additional interest, if any, and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of Debentures by appropriate judicial proceedings. Such declaration may be rescinded or annulled with the written consent of the holders of a majority in aggregate principal amount of the Debentures then outstanding upon the conditions provided in the indenture.

    The indenture contains a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified by the holders of Debentures before proceeding to exercise any right or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount of the Debentures then outstanding through their written consent, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee.

    We are required to furnish annually to the trustee a statement as to the fulfillment of our obligations under the indenture.

Modification and Waiver

Changes Requiring Approval of Each Affected Holder

    The indenture (including the terms and conditions of the Debentures) cannot be modified or amended without the written consent or the affirmative vote of the holder of each Debenture affected by such change to:

  •
  change the maturity of the principal of, or any installment of interest or any contingent interest or additional interest on, any Debenture;

  •
  reduce the principal amount of, or any interest or contingent interest on (including any payment of additional interest), redemption price or purchase price (including change of control purchase price) on any Debenture;

  •
  impair or adversely affect the conversion rights of any holder of Debentures;

  •
  reduce the value of our common stock to which reference is made in determining whether an interest adjustment will be made on the Debentures, or change the method by which this value is calculated;

  •
  change the currency of payment of such Debenture or interest thereon or change the place of payment;

  •
  alter the manner of calculation or rate of accrual of interest, or contingent interest or additional interest on any Debenture or extend the time for payment of any such amount;

  •
  impair the right to institute suit for the enforcement of any payment on or with respect to, or conversion of, any Debenture;

  •
  except as otherwise permitted or contemplated by provisions concerning corporate reorganizations, adversely affect the repurchase option of holders or the conversion rights of holders of the Debentures;

  •
  modify the redemption provisions of the indenture in a manner adverse to the holders of Debentures;

  •
  reduce the percentage in aggregate principal amount of Debentures outstanding necessary to modify or amend the indenture or to waive any past default; or

  •
  reduce the percentage in aggregate principal amount of Debentures outstanding required for the adoption of a resolution.

Changes Requiring Majority Approval

    The indenture (including the terms and conditions of the Debentures) may be modified or amended, except for the provisions described above, with the written consent of the holders of at least a majority in aggregate principal amount of the Debentures at the time outstanding.

Changes Requiring No Approval

    The indenture (including the terms and conditions of the Debentures) may be modified or amended by us and the trustee, without the consent of the holder of any Debenture, for the purposes of, among other things:

  •
  adding to our covenants for the benefit of the holders of Debentures;

  •
  surrendering any right or power conferred upon us;

  •
  providing for conversion rights of holders of Debentures if any reclassification or change of our common stock or any consolidation, merger or sale of all or substantially all of our assets occurs;

  •
  providing for the assumption of our obligations to the holders of Debentures in the case of a merger, consolidation, conveyance, transfer or lease;

  •
  reducing the conversion price, provided that the reduction will not adversely affect the interests of the holders of Debentures;

  •
  complying with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

  •
  making any changes or modifications necessary in connection with the registration of the Debentures under the Securities Act as contemplated in the registration rights agreement; provided that such change or modification does not, in the good faith opinion of our chief executive officer, adversely affect the interests of the holders of Debentures in any material respect;

  •
  curing any ambiguity or correcting or supplementing any defective provision contained in the indenture; provided that such modification or amendment either (i) is consistent with the description of the provision in this Prospectus or (ii) does not, in the good faith opinion of our chief executive officer, adversely affect the interests of the holders of Debentures in any material respect; or

  •
  adding or modifying any other provisions with respect to matters or questions arising under the indenture which we and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of Debentures.

Form, Denomination and Registration

Denomination and Registration

    The Debentures are in fully registered form, without coupons, in denominations of $1,000 principal amount at maturity and whole multiples of $1,000.

Global Debentures: Book-Entry Form.

    The Debentures are evidenced by global Debentures deposited with the trustee as custodian for DTC, and registered in the name of Cede & Co. as DTC's nominee.

    Record ownership of the global Debentures may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee, except as set forth below. A holder may hold its interests in the global Debentures directly through DTC if such holder is a participant in DTC, or indirectly through organizations which are direct DTC participants if such holder is not a participant in DTC. Transfers between direct DTC participants will be effected in the ordinary way in accordance with DTC's rules and will be settled in same-day funds. Holders may also beneficially own interests in the global Debentures held by DTC through certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly.

    So long as Cede & Co., as nominee of DTC, is the registered owner of the global Debentures, Cede & Co. for all purposes will be considered the sole holder of the global Debentures. Except as provided below, owners of beneficial interests in the global Debentures:

  •
  will not be entitled to have certificates registered in their names;

  •
  will not receive or be entitled to receive physical delivery of certificates in definitive form; and

  •
  will not be considered holders of the global Debentures.

    The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability of an owner of a beneficial interest in a global security to transfer the beneficial interest in the global security to such persons may be limited.

    We will wire, through the facilities of the trustee, payments of principal, premium, if any, and interest payments on the global Debentures to Cede & Co., the nominee of DTC, as the registered owner of the global Debentures. None of Medtronic, the trustee and any paying agent will have any responsibility or be liable for paying amounts due on the global Debentures to owners of beneficial interests in the global Debentures.

    It is DTC's current practice, upon receipt of any payment of principal of and premium, if any, and interest on the global Debentures, to credit participants' accounts on the payment date in amounts proportionate to their respective beneficial interests in the Debentures represented by the global Debentures, as shown on the records of DTC, unless DTC believes that it will not receive payment on the payment date. Payments by DTC participants to owners of beneficial interests in Debentures represented by the global Debentures held through DTC participants will be the responsibility of DTC participants, as is now the case with securities held for the accounts of customers registered in "street name".

    If you would like to convert your Debentures into common stock pursuant to the terms of the Debentures, you should contact your broker or other direct or indirect DTC participant to obtain information on procedures, including proper forms and cut-off times, for submitting those requests.

    Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and other banks, your ability to pledge your interest in the Debentures represented by global Debentures to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate.

    Neither Medtronic nor the trustee (nor any registrar, paying agent or conversion agent under the indenture) will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of Debentures, including, without limitation, the presentation of Debentures for conversion as described below, only at the direction of one or more direct DTC participants to whose account with DTC interests in the global Debentures are credited and only for the principal amount at maturity of the Debentures for which directions have been given.

    DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act, as amended. DTC was created to hold securities for DTC participants and to facilitate the clearance and settlement of securities transactions between DTC participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations, such as the initial purchasers of the Debentures. Certain DTC participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

    Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global Debentures among DTC participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will cause Debentures to be issued in definitive form in exchange for the global Debentures. None of Medtronic, the trustee or any of their respective agents will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in global Debentures.

    According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for information purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Limitations of Claims in Bankruptcy

    If a bankruptcy proceeding is commenced in respect of Medtronic, a holder of the Debenture will be effectively subordinated to the indebtedness and other obligations of our subsidiaries.

    If a holder elects to convert a Debenture for shares of our common stock and we thereafter become the subject of bankruptcy proceedings, if we have failed to deliver such common stock, a holder's claim in respect to the Debentures could be subordinated to all of our existing and future obligations. Furthermore, it is unclear how such a subordinated claim would be valued.

    If a holder requires us to purchase all or a portion of its Debentures and we elect to deliver shares of our common stock in satisfaction of our obligations but fail to deliver such common stock, if we become the subject of bankruptcy proceedings, a holder may not be able to rescind its notice obligating us to purchase all or a portion of its Debentures, and a holder's claim may be subordinated to all of our existing and future obligations.

Governing Law

    The indenture and the Debentures are governed by, and construed in accordance with, the laws of the State of New York.

Information Concerning the Trustee

    Wells Fargo Bank Minnesota, National Association, as trustee under the indenture, has been appointed by us as paying agent, conversion agent, calculation agent, registrar and custodian with regard to the Debentures. Wells Fargo Bank Minnesota, National Association, is also the transfer agent and registrar for our common stock. The trustee or its affiliates may from time to time in the future provide banking and other services to us in exchange for a fee.

Calculations in Respect of Debentures

    We or our agents will be responsible for making all calculations called for under the Debentures. These calculations include, but are not limited to, determination of the market prices of the Debentures and of our common stock and amounts of interest and contingent payments, if any, on the Debentures. We or our agents will make all these calculations in good faith and, absent manifest error, our and their calculations will be final and binding on holders of Debentures. We or our agents will provide a schedule of these calculations to the trustee, and the trustee is entitled to conclusively rely upon the accuracy of these calculations without independent verification.

DESCRIPTION OF CAPITAL STOCK

General

    The following description of Medtronic's capital stock is subject to its articles of incorporation (the "Articles") and bylaws (the "Bylaws") and the provisions of applicable Minnesota law.

Authorized Capital Stock

    The Articles provide authority to issue up to 1,602,500,000 shares of stock of all classes, of which 1,600,000,000 are shares of common stock, $0.10 par value per share, and 2,500,000 are shares of preferred stock, $1.00 par value per share.

Common Stock

    Under Medtronic's Articles, holders of Medtronic common stock are entitled to one vote per share on all matters submitted to a vote of the shareholders. Medtronic's Bylaws provide that, except as specifically required otherwise under Medtronic's Articles or Bylaws or Minnesota law, all matters submitted to the shareholders are decided by a majority vote of the shares entitled to vote and represented at a meeting at which there is a quorum.

    Under Medtronic's Articles, holders of Medtronic stock are expressly denied preemptive rights and cumulative voting rights.

Preferred Stock

    Medtronic has 2,500,000 authorized but unissued shares of preferred stock, par value $1.00 per share. Medtronic's Articles provide that whenever the holders of a class or series of preferred stock have the right to elect any directors, the election, term and other features of such directorships shall be governed by the terms set forth in the resolution of the Medtronic board of directors designating the rights and preferences of such class or series of preferred stock, and any directors elected by the holders of preferred stock shall not be divided into classes unless provision is expressly made for such classification by the terms of such preferred stock. Shares of Medtronic preferred stock could be issued that would have the right to elect directors, either separately or together with the Medtronic common stock, with such directors either divided or not divided into classes. Under certain circumstances such Medtronic preferred stock could be used to create voting impediments or to deter persons seeking to effect a takeover or otherwise gain control of Medtronic in a transaction which holders of some or a majority of the Medtronic common stock may deem to be in their best interests. Such shares of Medtronic preferred stock could be sold in public or private transactions to purchasers who might support the Medtronic board of directors in opposing a takeover bid that the Medtronic board of directors determines not to be in the best interests of Medtronic and its shareholders. In addition, the Medtronic board of directors could authorize holders of a class or series of preferred stock to vote, either separately as a class or together with the holders of Medtronic common stock, on any merger, sale, or exchange of assets by Medtronic or any other extraordinary corporate transaction. The ability to issue such Medtronic preferred stock might have the effect of discouraging an attempt by another person or entity, through the acquisition of a substantial number of shares of Medtronic common stock, to acquire control of Medtronic with a view to imposing a merger, sale of all or any part of the assets or a similar transaction, because the issuance of new shares could be used to dilute the stock ownership of such person or entity. See "Shareholder Rights Plan."

Liability Of Directors

    Medtronic's Articles exempt directors from personal liability to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director to the full extent permitted by Minnesota law.

Business Combinations And Control Share Acquisitions

    Medtronic is governed by Sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act. In general, Section 302A.671 provides that the shares of a public Minnesota corporation acquired in a "control share acquisition" have no voting rights unless voting rights are approved in a prescribed manner. A "control share acquisition" is an acquisition, directly or indirectly, of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors. In general, Section 302A.673 prohibits a public Minnesota corporation from engaging in a "business combination" with an "interested shareholder" for a period of four years after the date of the transaction in which the person became an interested shareholder, unless either the business combination or the acquisition by which such person becomes an interested shareholder is approved in a prescribed manner before the person became an interested shareholder. "Business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An "interested shareholder" is a person who is the beneficial owner, directly or indirectly, of 10% or more of the voting power of the corporation's outstanding voting stock or who is an affiliate or associate of the corporation and at any time within four years prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the corporation's outstanding voting stock. Such provisions of Minnesota law could have the effect of delaying, deferring, or preventing a change in control of Medtronic.

Shareholder Rights Plan

    Under a Shareholder Rights Plan adopted by Medtronic's board of directors in October 2000, all shareholders receive along with each common share owned a preferred stock purchase right entitling them to purchase from Medtronic one 1/5000 of a share of Series A Junior Participating Preferred Stock at an exercise price of $400 per such share. The rights are not exercisable or transferable apart from the common stock until 15 days after the public announcement that a person or group (the Acquiring Person) has acquired 15% or more of Medtronic's common stock or 15 business days after the announcement of a tender offer which would increase the Acquiring Person's beneficial ownership to 15% or more of Medtronic's common stock. After any person or group has become an Acquiring Person, each right entitles the holder (other than the Acquiring Person), to purchase, at the exercise price, common stock of Medtronic having a market price of two times the exercise price. If Medtronic is acquired in a merger or other business combination transaction, each exercisable right entitles the holder to purchase, at the exercise price, common stock of the acquiring company or an affiliate having a market price of two times the exercise price of the right. The board of directors may redeem the rights for $0.005 per right at any time before any person or group becomes an Acquiring Person. The board may also reduce the threshold at which a person or group becomes an Acquiring Person from 15% to no less than 10% of the outstanding common stock. The rights expire on October 26, 2010.

UNITED STATES TAXATION

    This discussion describes the material United States federal income tax consequences of owning the Debentures and, to the extent described below, our common stock received upon an exchange, conversion or redemption of the Debentures. It is based on the opinion of Sullivan & Cromwell, special tax counsel to Medtronic. It applies to you only if you hold your Debenture or common stock as a capital asset for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

  •
  a dealer in securities or currencies,

  •
  a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

  •
  a bank,

  •
  a life insurance company,

  •
  a tax-exempt organization,

  •
  a person that owns Debentures that are a hedge or that are hedged against interest rate risks,

  •
  a person that owns Debentures as part of a straddle or conversion transaction for tax purposes, or

  •
  a person whose functional currency for tax purposes is not the U.S. dollar.

    This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

    No statutory, administrative or judicial authority directly addresses the treatment of the Debentures or instruments similar to the Debentures for United States federal income tax purposes. No rulings have been sought or are expected to be sought from the Internal Revenue Service (the "IRS") with respect to any of the United States federal income tax consequences discussed below, and no assurance can be given that the IRS will not take contrary positions. As a result, no assurance can be given that the IRS will agree with the tax characterizations and the tax consequences described below.

    We urge prospective investors to consult their own tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of the Debentures and the common stock in light of their own particular circumstances, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in United States federal or other tax laws.

Classification of the Debentures

    Pursuant to the terms of the indenture, we and each holder of the Debentures agree, for United States federal income tax purposes, to treat the Debentures as indebtedness that is subject to the regulations governing contingent payment debt instruments, and the remainder of this discussion assumes that the Debentures will be so treated. However, because the tax characterization of the Debentures is uncertain, no assurance can be given that the IRS will not assert that the Debentures should be treated differently. Such treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the Debentures.

United States Holders

    This discussion applies to U.S. holders. You are a U.S. holder if you are a beneficial owner of a Debenture and you are:

  •
  a citizen or resident of the United States,

  •
  a domestic corporation,

  •
  an estate whose income is subject to United States federal income tax regardless of its source, or

  •
  a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

    A beneficial owner of a Debenture that is a non-U.S. Holder (as defined in "—Non-U.S. Holders" below) should see "—Non-U.S. Holders" below.

Payments Made With Respect to the Debentures

    Under the rules governing contingent payment debt obligations, you will be required to accrue interest income on the Debentures, in the amounts described below, regardless of whether you use the cash or accrual method of tax accounting. Accordingly, at least in each year in which contingent interest is not paid, you would be required to include interest in taxable income in excess of any cash interest payments actually received in that year.

    If you purchase a Debenture at a price equal to the adjusted issue price (as defined below) of the Debenture, you must accrue an amount of ordinary income for United States federal income tax purposes, for each accrual period prior to and including the maturity date of a Debenture that equals:

  •
  the product of (i) the adjusted issue price of the Debenture as of the beginning of the accrual period; and (ii) the comparable yield to maturity (as defined below) of the Debenture, adjusted for the length of the accrual period;

  •
  divided by the number of days in the accrual period; and

  •
  multiplied by the number of days during the accrual period that you held the Debenture.

    The issue price of a Debenture is the first price at which a substantial amount of the Debentures was sold to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a Debenture is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below and decreased by the projected amounts of any payments previously made with respect to the Debenture.

    The term "comparable yield" means the annual yield that an issuer of a contingent payment debt obligation would pay, as of the initial issue date, on a fixed rate nonconvertible debt security with no contingent payments, but with terms and conditions otherwise comparable to those of the instrument, but in no event will be less than the "applicable federal rate" determined by the Secretary of the Treasury.

    If you purchase your Debenture at a price other than its adjusted issue price determined for tax purposes, you must determine the extent to which the difference between the price you paid for your Debenture and its adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and reasonably allocate the difference accordingly.

    We are required to provide to you, solely for United States federal income tax purposes, a schedule of the projected amounts of payments on the Debentures. This schedule must produce the comparable yield. The projected payment schedule includes estimates for payments of contingent interest and an estimate for a payment at maturity taking into account the conversion feature. The comparable yield and projected payment schedule are available from Medtronic by telephoning the Medtronic, Inc., Treasury Department at (763) 514-4000 or submitting a written request for such information to: Medtronic, Inc., 710 Medtronic Parkway, Minneapolis, MN 55432, Attention: Treasury Department.

    For United States federal income tax purposes, you must use the comparable yield and projected payment schedule in determining your interest accruals, and the adjustments thereto described below, in respect of the Debentures, unless you timely disclose and justify the use of other estimates to the IRS. If you determine your own comparable yield or projected payment schedule, you must also establish that our comparable yield or projected payment schedule is unreasonable.

    Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of a Debenture at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

  THE COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE ARE NOT DETERMINED FOR ANY PURPOSE OTHER THAN FOR THE DETERMINATION OF YOUR INTEREST ACCRUALS AND ADJUSTMENTS THEREOF IN RESPECT OF THE DEBENTURES FOR UNITED STATES FEDERAL INCOME TAX PURPOSES AND DO NOT CONSTITUTE A PROJECTION OR REPRESENTATION REGARDING THE ACTUAL AMOUNTS PAYABLE TO HOLDERS OF THE DEBENTURES.

Adjustments to Interest Accruals on the Debentures

    If you receive actual payments with respect to a Debenture in a taxable year that in the aggregate exceed the total amount of the projected payments for that taxable year, you would incur a "net positive adjustment" equal to the amount of such excess. You would treat the "net positive adjustment" as additional interest income for the taxable year. For this purpose, the payments in a taxable year include the fair market value of property received in that year.

    If you receive actual payments with respect to a Debenture in a taxable year that in the aggregate were less than the amount of the projected payments for that taxable year, you would incur a "net negative adjustment" equal to the amount of such deficit. This adjustment will (a) reduce your interest income on the Debentures for that taxable year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of your interest income on the Debenture during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments.

    If the adjusted issue price of your Debenture is greater than the price you paid for your Debenture, you must make positive adjustments increasing the amount of interest that you would otherwise accrue and include in income each year, and the amount of ordinary income (or decreasing the amount of ordinary loss) recognized upon redemption or maturity by the amounts allocated to each of interest and projected payment schedule; if the adjusted issue price of your Debenture is less than the price you paid for your Debenture, you must make negative adjustments, decreasing the amount of interest that you must include in income each year, and the amount of ordinary income (or increasing the amount of ordinary loss) recognized upon redemption or maturity by the amounts allocated to each of interest and projected payment schedule. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

Sale, Exchange, Conversion or Redemption of the Debentures

    Generally, the sale, exchange or conversion of a Debenture, or the redemption of a Debenture for cash, will result in taxable gain or loss to you. As described above, our calculation of the comparable yield and the projected payment schedule for the Debentures includes the receipt of stock upon conversion as a contingent payment with respect to the Debentures. Accordingly, we intend to treat the receipt of our common stock by you upon the conversion of a Debenture, or upon the redemption of a Debenture where we elect to pay in common stock, as a contingent payment. As described above, you are generally bound by our determination of the comparable yield and projected payment schedule. Under this treatment, a conversion or redemption will also result in taxable gain or loss to you. The amount of gain or loss on a taxable sale, exchange, conversion or redemption will be equal to the difference between (a) the amount of cash plus the fair market value of any other property received by you, including the fair market value of any common stock received, and (b) your adjusted tax basis in the Debenture. Your adjusted tax basis in a Debenture will generally be equal to your original purchase price for the Debenture, increased by any interest income previously accrued by you (determined without regard to any adjustments to interest accruals described above), decreased by the amount of any projected payments previously made on the Debenture to you, and increased or decreased by the amount of any positive or negative adjustment, respectively, that you are required to make if you purchase your note at a price other than the adjusted issue price determined for tax purposes. Gain recognized upon a sale, exchange, conversion or redemption of a Debenture will generally be treated a ordinary interest income; any loss will be ordinary loss to the extent of interest previously included in income, and thereafter, capital loss (which will be long-term if the Debenture is held for more than one year). The deductibility of net capital losses by individuals and corporations is subject to limitations.

    Your tax basis in our common stock received upon a conversion of a Debenture or upon your exercise of a put right that we elect to pay in common stock will equal the then current fair market value of such common stock. Your holding period for the common stock received will commence on the day immediately following the date of exchange or redemption.

Constructive Dividends

    If at any time we make a distribution of property to our stockholders that would be taxable to the stockholders as a dividend for federal income tax purposes and, in accordance with the anti-dilution provisions of the Debentures, the conversion price of the Debentures is increased, such increase may be deemed to be the payment of a taxable dividend to you.

    For example, an increase in the conversion price in the event of distribution of our evidence of indebtedness or our assets or an increase in the event of an extraordinary cash dividend will generally result in deemed dividend treatment to you, but generally an increase in the event of stock dividends or the distribution of rights to subscribe for common stock will not.

Non-U.S. Holders

    This discussion describes the tax consequences to a non-U.S. Holder. You are a non-U.S. Holder if you are the beneficial owner of a Debenture and are, for United States federal income tax purposes:

  •
  a nonresident alien individual,

  •
  a foreign corporation,

  •
  a foreign partnership, or

  •
  an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a Debenture.

    If you are a U.S. Holder, this section does not apply to you.

Payments Made With Respect to the Debentures

    Under United States federal income and estate tax law, and subject to the discussions of backup withholding and dividends below, if you are a non-U.S. Holder:

  •
  we and other U.S. payors generally will not be required to deduct United States withholding tax at a 30% rate (or at a lower rate if you are eligible for the benefits of an applicable income tax treaty that provides for a lower rate) from payments of interest and principal to you if, in the case of payments of interest (including a payment in common stock pursuant to a conversion):

  (1)
  you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote,

  (2)
  you are not a controlled foreign corporation that is related to us through stock ownership, and

  (3)
  the U.S. payor does not have actual knowledge or reason to know that you are a United States person and:

  (a)
  you have furnished to the U.S. payor an IRS Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person,

  (b)
  in the case of payments made outside the United States to you at an offshore account (generally, an account maintained by you at a bank or other financial institution at any location outside the United States), you have furnished to the U.S. payor documentation that establishes your identity and your status as a non-United States person,

  (c)
  the U.S. payor has received a withholding certificate (furnished on an appropriate IRS Form W-8 or an acceptable substitute form) from a person claiming to be:

  (i)
  a withholding foreign partnership (generally a foreign partnership that has entered into an agreement with the IRS to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners),

  (ii)
  a qualified intermediary (generally a non-United States financial institution or clearing organization or a non-United States branch or office of a United States financial institution or clearing organization that is a party to a withholding agreement with the IRS), or

  (iii)
  a U.S. branch of a non-United States bank or of a non-United States insurance company,

        and the withholding foreign partnership, qualified intermediary or U.S. branch has received documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations (or, in the case of a qualified intermediary, in accordance with its agreement with the IRS),

      (d)
      the U.S. payor receives a statement from a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business,

      (i)
      certifying to the U.S. payor under penalties of perjury that an IRS Form W-8BEN or an acceptable substitute form has been received from you by it or by a similar financial institution between it and you, and

        (ii)
        to which is attached a copy of the IRS Form W-8BEN or acceptable substitute form, or

      (e)
      the U.S. payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations; and

  •
  if interest paid to you is "effectively connected" with your conduct of a trade or business within the United States, and, if required by an applicable tax treaty, the interest is attributable to a permanent establishment that you maintain in the United States, we and other payors generally are not required to withhold tax from the interest, provided that you have furnished to us or another payor a valid Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which you represent, under penalties of perjury, that:

  (1)
  you are a non-United States person, and

  (2)
  the interest is effectively connected with your conduct of a trade or business within the United States and is includible in your gross income.

  "Effectively connected" interest is taxed at rates applicable to United States citizens, resident aliens and domestic United States corporations.

Dividends on Common Stock and Constructive Dividends in Respect of Debentures

    Except as described below, if you are a non-U.S. Holder of common stock, dividends paid to you are subject to withholding of United States federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an applicable income tax treaty that provides for a lower rate. Moreover, if you are a non-U.S. Holder of a Debenture and you receive a constructive distribution as a result of a change in the conversion price of your Debenture, we and other payors may withhold on other payments made on your Debenture in between the date of the constructive distribution and the due date for filing of Form 1042-S (including extensions) for the tax year in which the constructive distribution is made if the relevant payor has control over, or custody of money or property owned by you and knowledge of the facts that give rise to the withholding. Even if you are eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend or other payments to you, unless you have furnished to us or another payor:

  •
  a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, your status as a non-United States person and your entitlement to the lower treaty rate with respect to such payments, or

  •
  in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

    If you are eligible for a reduced rate of United States withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the United States Internal Revenue Service.

    If dividends paid to you are "effectively connected" with your conduct of a trade or business within the United States, and, if required by an applicable tax treaty, the dividends or constructive dividends are attributable to a permanent establishment that you maintain in the United States, we and other payors generally are not required to withhold tax from the dividends or any other payments, provided that you have furnished to us or another payor a valid Internal Revenue Service

Form W-8ECI or an acceptable substitute form upon which you represent, under penalties of perjury, that:

  •
  you are a non-United States person, and

  •
  the dividends or constructive dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income.

    "Effectively connected" dividends are taxed at rates applicable to United States citizens, resident aliens and domestic United States corporations.

    If you are a corporate non-U.S. Holder, "effectively connected" dividends or constructive dividends that you receive may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or at a lower rate if you are eligible for the benefits of an applicable income tax treaty that provides for a lower rate.

Gain on Disposition of Common Stock or Debentures

    If you are a non-U.S. Holder, you generally will not be subject to United States federal income tax on gain that you recognize on a sale, exchange or disposition of common stock or a Debenture unless:

  •
  the gain is "effectively connected" with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis,

  •
  you are an individual, you hold the common stock or a Debenture as a capital asset, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist,

  •
  in the case of common stock, we are or have been a United States real property holding corporation for federal income tax purposes and you held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of the common stock and you are not eligible for any treaty exemption, or

  •
  in the case of Debentures, we are or have been a United States real property holding corporation for federal income tax purposes and on the date you acquired any Debenture, your Debentures had a fair market value greater than 5% of the fair market value of our common stock.

    If you are a corporate non-U.S. Holder, "effectively connected" gains that you recognize may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides a lower rate.

    We have not been, are not and do not anticipate becoming a United States real property holding corporation for United States federal income tax purposes.

United States Federal Estate Tax

    A Debenture held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual's gross estate for United States federal estate tax purposes if:

  •
  the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote at the time of death, and

  •
  the income on the Debenture would not have been effectively connected with a United States trade or business of the decedent at the same time.

    However, shares of common stock held by the decedent at the time of death will be included in the decedent's gross estate for United States federal estate tax purposes unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

U.S. Holders

    In general, if you are a noncorporate U.S. Holder, we and other payors are required to report to the IRS all payments of principal and interest on and any constructive distribution with respect to your Debenture, including amounts accruing under the rules for contingent payment debt instruments, and dividends on our common stock. In addition, we and other payors are required to report to the IRS any payment of proceeds of the sale of your Debentures before maturity or your common stock within the United States. Additionally, backup withholding will apply to any payments, if you fail to provide an accurate taxpayer identification number, or you are notified by the IRS that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

    You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service.

Non-U.S. Holders

    In general, payments of principal, dividends and interest made by us and other payors to you will not be subject to backup withholding and information reporting, provided that the certification requirements described above under "Non-U.S. Holders—Payments Made With Respect to the Debentures" are satisfied or you otherwise establish an exemption.

    In general, payment of the proceeds from the sale of Debentures or common stock effected at a United States office of a broker is subject to both United States backup withholding and information reporting. If, however, you are a Non-U.S. holder, you will not be subject to backup withholding and information reporting on such a sale provided that:

  •
  the broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the broker:

  (1)
  an appropriate IRS Form W-8 or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, or

  (2)
  other documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations, or

  •
  you otherwise establish an exemption.

    If you fail to establish an exemption and the broker does not possess adequate documentation of your status as a non-United States person, the payments may be subject to information reporting and backup withholding. However, backup withholding will not apply with respect to payments made outside the United States to an offshore account maintained by you unless the payor has actual knowledge that you are a United States person. We and other payors are required to report payments of interest and constructive distributions on your Debentures and dividends on your common stock on IRS Form 1042-S even if the payments are not otherwise subject to information reporting requirements.

    In general, payment of the proceeds from the sale of Debentures or common stock effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

  •
  the proceeds are transferred to an account maintained by you in the United States,

  •
  the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

  •
  the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of Debentures or common stock effected at a United States office of a broker) are met or you otherwise establish an exemption.

    In addition, payment of the proceeds from the sale of Debentures or common stock effected at a foreign office of a broker will be subject to information reporting if the sale is effected at a foreign office of a broker that is:

  •
  a United States person,

  •
  a controlled foreign corporation for United States tax purposes,

  •
  a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

  •
  a foreign partnership, if at any time during its tax year:

  (1)
  one or more of its partners are "U.S. persons", as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

  (2)
  such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of Debentures or common stock effected at a United States office of a broker) are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

    You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service.

SELLING SECURITYHOLDERS

    The Debentures were originally issued by us to the initial purchasers, in a transaction exempt from the registration requirements of the Securities Act, and were resold by the initial purchasers to persons reasonably believed by them to be "qualified institutional buyers" as defined by Rule 144A under the Securities Act. The selling securityholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell pursuant to this prospectus or a supplement hereto any or all of the Debentures and common stock into which the Debentures are convertible.

    The table below sets forth the name of each selling securityholder, the aggregate principal amount of Debentures beneficially owned by each selling securityholder that may be offered under this prospectus and the number of shares of common stock into which such Debentures are convertible. We have prepared the table based on information given to us by or on behalf of the selling securityholders on or prior to December 12, 2001. Unless set forth below, to our knowledge, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates or beneficially owns in excess of 1% of our outstanding common stock (such percentage of beneficial ownership is based on Rule 13d-3(d)(i) of the Exchange Act, using 1,210,627,460 shares of stock outstanding as of November 23, 2001 and, for each holder, treating as outstanding the number of shares of common stock issuable upon conversion of all that holder's Debentures, but assuming no conversion of any other holder's Debentures and not including shares of common stock that may be issued by us upon purchase of Debentures by us at the option of the holder). The selling securityholders may offer all, some or none of the Debentures or common stock into which the Debentures are convertible. Because the selling securityholders may offer all or some portion of the Debentures or the common stock, no estimate can be given as to the amount of the Debentures or the common stock that will be held by the selling securityholders upon termination of any sales. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their Debentures since the date on which they provided the information regarding their Debentures in transactions exempt from the registration requirements of the Securities Act.

    Information concerning the selling securityholders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary.

Name	Aggregate Principal Amount of Debentures Beneficially Owned and Offered	Percentage of Debentures Outstanding	Number of Shares of Common Stock Offered(1)
1976 Distribution Trust FBO A.R. Lauder/Zinterhofer	$7,000	*	113
1976 Distribution Trust FBO Jane A. Lauder	14,000	*	227
2000 Revocable Trust FBO A.R. Lauder/Zinterhofer	7,000	*	113
Absolute Return Fund, Ltd.	3,010,000	*	48,701
Advent Convertible Master Cayman L.P.	4,480,000	*	72,485
Advent Convertible Master Cayman L.P.	4,700,000	*	76,044
AFTRA Health Fund	240,000	*	3,883
AIG/National Union Fire Insurance	1,450,000	*	23,460
Allstate Insurance Company	2,000,000	*	32,359
Allstate Life Insurance Company	6,250,000	*	101,123
Alpha U.S. Sub Fund VIII, LLC	1,110,000	*	17,959
American Motorist Insurance Company	560,000	*	9,061
AmerUS Life Insurance Company	1,500,000	*	24,269
Araphoe County Colorado	54,000	*	874
ARBCO Associates, LP	2,000,000	*	32,359
Aristeia International Limited	34,320,000	*	555,283

Aristeia Trading LLC	9,680,000	*	156,618
Arkansas PERS	2,075,000	*	33,572
Banc of America Securities LLC	34,500,000	1.71%	558,196
Bank Austria Cayman Islands LTD	12,750,000	*	206,290
Bank Hapoalim B.M.	10,000,000	*	161,796
Bay County PERS	260,000	*	4,206
BGI Global Investors c/o Forest Investment Mngt L.L.C.	2,000,000	*	32,359
Black Diamond Capital I, Ltd.	1,566,000	*	25,337
Black Diamond Convertible Offshore LDC	2,647,000	*	42,827
Black Diamond Offshore Ltd	4,783,000	*	77,387
Boilermakers Blacksmith Pension Trust	2,625,000	*	42,471
British Virgin Islands Social Security Board	42,000	*	680
Canyon Capital Arbitrage Master Fund	20,000,000	*	323,592
Canyon MAC 18 LTD (RMF)	7,000,000	*	113,257
Canyon Value Realization Fund (Cayman), Ltd.	45,000,000	2.24%	728,082
Canyon Value Realization Fund LP	25,000,000	1.24%	404,490
CDC IXIS Paris	12,500,000	*	202,245
CFFX, LLC	10,000,000	*	161,796
CFFX, LLC	5,000,000	*	80,898
City of New Orleans	224,000	*	3,624
City University of New York	134,000	*	2,168
Clinton Multistrategy Master Fund	15,000,000	*	242,694
Conseco Annuity Assurance Company-Multi-Bucket Annuity Convertible Bond Fund	5,500,000	*	88,988
Conseco Fund Group-Conseco Convertible Securities Fund	500,000	*	8,090
Credit Lyonnais Securities (USA) Inc.	5,000,000	*	80,898
Daimler Chrysler Corp Emp #1 Pension Plan dated April 1, 1989	6,230,000	*	100,798
Deephaven Domestic Convertible Trading Ltd.	27,900,000	*	451,410
Delaware PERS	2,925,000	*	47,325
Deutsche Banc Alex Brown Inc.	55,500,000	*	897,967
DNB Investment	1,000,000	*	16,179
Dodeca Fund, LP	1,500,000	*	24,269
Double Black Diamond Offshore LDC	24,639,000	1.22%	398,649
Duke Endowment	375,000	*	6,067
Egmont Asset Funding Corporation	20,000,000	*	323,592
First Union International Capital Markets Inc.	20,000,000	*	323,592
First Union Securities, Inc.	32,500,000	1.61%	525,837
Forest Alternative Strategies II	495,000	*	8,008
Forest Fulcrum L.L.P.	6,500,000	*	105,167
Forest Global Convertible Fund Series A-5	29,595,000	*	478,835
F.R. Convt. Sec. Fn.	290,000	*	4,692
Franklin and Marshall College	355,000	*	5,743
Goldman, Sachs and Company	96,805,000	4.81%	1,566,266
Government of Singapore Investment Corporation Pte Ltd	9,000,000	*	14,561
Grady Hospital Foundation	118,000	*	1,909
Granville Capital Corporation	5,000,000	*	80,898

Gulf International Bank UK Ltd	4,500,000	*	72,808
Harris Insight Convertible Securities Fund	250,000	*	4,044
HBK Master Fund L.P.	27,500,000	1.37%	444,939
HFR Convertible Arbitrage Account	390,000	*	6,310
Highbridge International LLC	42,000,000	*	679,543
HSBC Ttte Zola Managed Trust	800,000	*	12,943
ICI American Holdings Trust	1,055,000	*	17,069
IL Annuity and Insurance Company	7,500,000	*	121,347
Innovest Fwanzdienstleistungs AG	930,000	*	15,047
Jersey (IMA) Ltd	2,500,000	*	40,449
JP Morgan Securities, Inc.	74,650,000	*	1,207,807
JP Morgan Securities Inc.	74,650,000	*	1,207,807
Kayne Anderson Capital Income Partners (QP) LP	2,000,000	*	32,359
Kayne Anderson Offshore Limited	1,000,000	*	16,179
Lexington (IMA) Limited	1,400,000	*	22,651
Libertyview Fund LLC	2,500,000	*	40,449
Libertyview Funds L.P.	10,000,000	*	161,796
Libertyview Global Volatility Fund L.P.	10,000,000	*	161,796
LLT Limited	1,480,000	*	23,945
Lutheran Brotherhood	7,000,000	*	113,257
Lyxor Master Fund	700,000	*	11,325
Lyxor Master Fund c/o Forest Investment Mngt L.L.C.	7,850,000	*	127,009
Mainstay Convertible Fund	3,350,000	*	54,201
Mainstay VP Convertible Fund	960,000	*	15,532
McMahon Securities Co. L.P.	1,000,000	*	16,179
Minnesota Power and Light	250,000	*	4,045
MLQA Convertible Securities Arbitrage Ltd.	7,500,000	*	121,347
Municipal Employees	200,000	*	3,236
New Orleans Firefighter Pension/Relief Fund	122,000	*	1,974
Newport Investments, Inc.	2,990,000	*	40,287
New York Life Separate Account #7	450,000	*	7,280
Nicholas Applegate Investment Grade Convertible	20,000	*	323
NMS Services (Cayman) Inc.	100,000,000	4.97%	1,617,960
NMS Services (Cayman), Inc.	115,000,000	5.71%	1,860,654
Nomura Securities International, Inc.	10,000,000	*	161,796
Occidental Petroleum Corporation	226,000	*	3,657
Ondeo Nalco	355,000	*	5,743
OZ Master Fund, Ltd.	45,590,000	2.27%	737,628
Pell Rudman Trust Co.	2,410,000	*	38,992
Penn Treaty Network American Insurance Company	465,000	*	7,523
Policeman and Fireman Retirement System of the City of Detroit	579,000	*	9,368
Pro-mutual	664,000	*	10,743
Quottro Fund Ltd	2,000,000	*	32,359
Ramius Capital Group	680,000	*	11,002
Raytheon Master Pension Fund	220,000	*	3,560

RBC Capital Services Inc. c/o Forest Investment Mngt L.L.C.	150,000	*	2,426
RCG Halifax Master Fund LTD	350,000	*	5,663
RCG Latitude Master Fund LTD.	2,710,000	*	35,110
RCG Multi Strategy LP	510,000	*	8,252
Royal Bank of Canada	20,000,000	*	323,592
Sage Capital	1,000,000	*	16,179
SG Cowen Securities	15,000,000	*	242,694
Shell Pension Trust	352,000	*	5,695
Shepherd Investments International, Ltd.	8,975,000	*	145,212
Southern Farm Bureau Life Insurance	1,175,000	*	19,011
Stark International	18,525,000	*	299,727
Starvest Combined Portfolio	1,550,000	*	25,078
Starvest Managed Portfolio	90,000	*	1,456
State of Florida Division of Treasury	3,850,000	*	62,291
State of Oregon/Equity	9,350,000	*	151,279
State of Maryland Retirement Agency	2,835,000	*	45,869
State of Mississippi Health Care Trust Fund	800,000	*	12,943
State of Oregon/Equity	9,350,000	*	151,279
State Street Bank Custodian for GE Pension Trust	2,850,000	*	46,111
Sylvan (IMA) Ltd. c/o Forest Investment Mngt L.L.C.	2,635,000	*	42,633
Syngenta AG	500,000	*	8,089
TD Securities Cusad, Inc.	46,500,000	2.31%	752,351
Teachers Insurance and Annuity Association	10,000,000		161,796
The Grable Foundation	106,000	*	1,715
The Northwestern Mutual Life Insurance Company	9,700,000	*	156,942
The Northwestern Mutual Life Insurance Company for its Group Annuity Separate Account	300,000	*	4,854
Thomas Weisel Partners LLC	3,000,000	*	48,538
Tribeca Investments LLC	15,000,000	*	242,694
UBS AG London Branch	30,000,000	1.50%	485,388
UBS AG London Branch	17,500,000	*	283,143
Victory Capital Management	3,260,000	*	52,745
Worldwide Transactions, Ltd.	1,365,000	*	22085
Zeneca Holdings Trust	725,000	*	11,730
Zola Partners, LP	1,500,000	*	24,269
Zurich Master Hedge Fund c/o Forest Investment Mngt L.L.C.	1,295,000	*	20,952
All other holders of Debentures or future transferees, pledges, donees, assignees or successors of any such holders(2)(3)	564,441,000	28.05%	9,132,430

TOTAL	$2,012,500,000	100.00%	32,561,445

*
Less than one percent.

(1)
Assumes conversion of all of the holder's Debentures at a conversion rate of 16.1796 shares of common stock per $1,000 principal amount of the Debentures. This conversion rate is subject to adjustment, however, as described under "Description of the Debentures—Conversion Rights". As a result, the number of shares of common stock issuable upon conversion of the Debentures may increase or decrease in the future. Does not include shares of common stock that may be issued by us upon purchase of Debentures by us at the option of the holder. In addition, the number of shares of common stock listed for each holder does not include fractional shares. Holders will receive a cash adjustment for any fractional share amount resulting from conversion of the Debentures, as described under "Description of Debentures—Conversion Rights."

(2)
Information about other selling securityholders will be set forth in prospectus supplements, if required.

(3)
Assumes that any other holders of the Debentures, or any future pledgees, donees, assignees, transferees or successors of or from any other such holders of the Debentures, do not beneficially own any shares of our common stock other than the common stock issuable upon conversion of the Debentures at the initial conversion rate.

PLAN OF DISTRIBUTION

    The Debentures and the common stock into which the Debentures are convertible are being registered to permit public secondary trading of these securities by the holders thereof from time to time after the date of this prospectus. We will not receive any of the proceeds from the offering of the Debentures or the common stock by selling securityholders.

    The selling securityholders, including their pledgees or donees, may sell the Debentures and the common stock into which the Debentures are convertible directly to purchasers or through underwriters, broker-dealers or agents. If the Debentures or the common stock into which the Debentures are convertible are sold through underwriters, broker-dealers or agents, the selling securityholder will be responsible for underwriting discounts or commissions or agent's commissions. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

    The Debentures and the common stock into which the Debentures are convertible may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. Such sales may be effected in transactions, which may involve block transactions:

  •
  on any national securities exchange or quotation service on which the Debentures or the common stock may be listed or quoted at the time of sale;

  •
  in the over-the-counter market;

  •
  in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

  •
  through the writing of options.

    In connection with sales of the Debentures and the common stock into which the Debentures are convertible or otherwise, the selling securityholders may enter into hedging transactions with broker- dealers, which may in turn engage in short sales of the Debentures and the common stock into which the Debentures are convertible in the course of hedging the positions they assume. The selling securityholders may also sell short the Debentures and the common stock into which the Debentures are convertible and deliver the Debentures or the common stock into which the Debentures are convertible to close out short positions, or loan or pledge the Debentures or the common stock into which the Debentures are convertible to broker-dealers that in turn may sell such securities.

    The aggregate proceeds to the selling securityholders from the sale of the Debentures or common stock into which the Debentures are convertible offered by them hereby will be the purchase price of the Debentures or common stock less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Debentures or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

    In order to comply with the securities laws of some states, if applicable, the Debentures and common stock into which the Debentures are convertible may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Debentures and common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

    The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the Debentures and common stock may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the Debentures or the shares may be underwriting discounts and commissions under the Securities Act.

Selling securityholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.

    In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. A selling securityholder may not sell any Debentures or common stock described in this prospectus and may not transfer, devise or gift these securities by other means not described in this prospectus.

    To the extent required, the specific Debentures or common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

    We entered into a registration rights agreement for the benefit of the holders of the Debentures to register their Debentures and common stock under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreement provides for cross-indemnification of the selling securityholders and us and their and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the Debentures and the common stock, including liabilities under the Securities Act. We have agreed, among other things, to bear all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the Debentures and the common stock covered by this prospectus.

    We have agreed to use our reasonable best efforts to keep the shelf registration statement of which this prospectus is a part continuously effective under the Securities Act until the earliest of:

  •
  the second anniversary of the issue date of the Debentures;

  •
  the date on which the Debentures and the common stock issuable upon their conversion may be sold by non-affiliates of us pursuant to paragraph (k) of Rule 144 (or any successor provision) promulgated by the SEC under the Securities Act;

  •
  the date as of which all the Debentures or the common stock issuable upon their conversion have been sold under Rule 144 under the Securities Act (or any similar provision then in force); and

  •
  the date as of which all the Debentures or the common stock issuable upon their conversion have been sold pursuant to the shelf registration statement of which this prospectus is a part.

    We will be permitted to suspend the use of this prospectus for a period not to exceed 45 days in the aggregate in any three-month period or 90 days in any twelve-month period (both of which we refer to as a "suspension period") under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. In addition, if use of this prospectus would require us to disclose a previously undisclosed or pending material business transaction, the disclosure of which we determine in good faith would be reasonably likely to impede our ability to consummate such transaction, we may extend the suspension period from 45 to 60 days in any three-month period. In these cases, we may prohibit offers and sales of Debentures and the common stock into which the Debentures are convertible pursuant to this prospectus.

    Our common stock is traded on the New York Stock Exchange under the symbol "MDT".

VALIDITY OF THE SECURITIES

    The validity of the Debentures offered hereby and of the shares of common stock issuable upon conversion of the Debentures has been passed upon for us by Sullivan & Cromwell, Washington, D.C. and Carol E. Malkinson, Senior Legal Counsel and Assistant Secretary, Medtronic, Inc.

EXPERTS

    The consolidated financial statements and financial statement schedule of Medtronic, Inc. incorporated in this prospectus by reference to the Annual Report on Form 10-K of Medtronic, Inc. for the year ended April 27, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The consolidated financial statements of MiniMed Inc. appearing in MiniMed Inc.'s Annual Report on Form 10-K for the year ended December 29, 2000, incorporated in this prospectus by reference from the Company's Form 8-K (as amended on November 13, 2001), and the financial statements of Medical Research Group, Inc. for the years ended December 31, 2000 and 1999, also incorporated in this prospectus by reference from the Company's Form 8-K (as amended on November 13, 2001), have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION ABOUT MEDTRONIC

    Medtronic files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's Web site at www.sec.gov.

    In considering the purchase from selling securityholders of Debentures or the underlying common stock, you should rely only on the information provided in this prospectus and in the company's filings under the Exchange Act incorporated herein by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this document is accurate as of any date other than that on the front cover of this prospectus.

    1.25% Contingent Convertible Debentures due 2021
and Shares of Common
Stock Issuable Upon
Conversion of the
Debentures

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities it describes, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

  Item 14. Other Expenses of Issuance and Distribution.

    The following is a statement of expenses, other than underwriting discounts and commissions (all of which are estimated other than the SEC registration fee), to be incurred by the Registrant in connection with the distribution of the securities registered under this registration statement.

Estimated Amounts
Securities and Exchange Commission registration fee	$497,823
Trustee's fees and expenses	11,000
Legal fees	65,000
Accountants' fees	30,000
Printing expenses	15,000
Miscellaneous	10,000

Total	$563,823

  Item 15. Indemnification of Directors and Officers.

    Minnesota Statutes Section 302A.521, subd. 2, requires Medtronic to indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to Medtronic, against judgments, penalties, fines, settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by the person in connection with the proceeding if certain statutory standards are met. In addition, Section 302A.521, subd. 3, requires payment by Medtronic, upon written request, of reasonable expenses in advance of final disposition of the proceeding in certain circumstances. A decision as to required indemnification is made by a disinterested majority of the Board of Directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the Board, by special legal counsel, by the shareholders, or by a court. Section 302A.521 contains detailed terms regarding such right of indemnification and reference is made thereto for a complete statement of such indemnification rights.

    Medtronic's Bylaws provide for indemnification by Medtronic to the full extent permitted by Minnesota Statutes Section 302A.521, as now enacted or hereafter amended, against and with respect to threatened, pending, or completed actions, suits, or proceedings arising from, or alleged to arise from, a party's actions or omissions as a director, officer, employee, or agent of Medtronic or any subsidiary of Medtronic or of any other corporation, partnership, joint venture, trust, or other enterprise that has served in such capacity at the request of Medtronic if such acts or omissions occurred, or were or are alleged to have occurred, while such party was a director or officer of Medtronic. Generally, under Minnesota law, indemnification will be available only where an officer or director can establish that he or she acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Medtronic. As permitted by Minnesota Statutes Section 302A.521, Medtronic's Restated Articles of Incorporation provide that a director shall have no personal liability to Medtronic or its shareholders for breach of his or her fiduciary duty as a director, to the fullest extent permitted by law.

    In addition to providing indemnification as outlined above, Medtronic also purchases individual insurance coverage for its directors and officers. Subject to the stated conditions, the policy insures the directors and officers of Medtronic against liability arising out of actions taken in their official capacities. To the extent that such actions cannot be indemnified by Medtronic, the policy provides individual liability insurance protection for the directors and officers of Medtronic.

II–1

   Item 16. Exhibits.

Exhibit Number
4.1	Rights Agreement, dated as of October 26, 2000, between Medtronic and Wells Fargo Bank, Minnesota, N.A., including the form of Rights Certificate as Exhibit B thereto*
4.2	Indenture, dated as of September 11, 2001, between Medtronic, Inc. and Wells Fargo Bank Minnesota, National Association**
4.3	Registration Rights Agreement, dated as of September 11, 2001, among Medtronic, Inc., Banc of America Securities LLC, Goldman, Sachs & Co., and Morgan Stanley & Co. Incorporated**
5.1	Opinion of Sullivan & Cromwell
5.2	Opinion of Carol E. Malkinson, Senior Legal Counsel and Assistant Secretary of Medtronic, Inc.
8.1	Opinion of Sullivan & Cromwell as to certain U.S. federal income tax considerations
12.1	Computation of Ratio of Earnings to Fixed Charges
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Deloitte & Touche LLP
23.3	Consent of Deloitte & Touche LLP
23.4	Consent of Sullivan & Cromwell (contained in Exhibit 5.1)
23.5	Consent of Carol E. Malkinson, Senior Legal Counsel and Assistant Secretary of Medtronic, Inc. (contained in Exhibit 5.2)
24.1	Powers of Attorney (included on page II-4.)
25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wells Fargo Bank Minnesota, National Association as Trustee under the Indenture
99.1	Unaudited Pro Forma Financial Information of Medtronic, Inc. for the Six Months Ended October 26, 2001

*
Incorporated by reference to Exhibit 4.1 of Medtronic's Registration Statement on Form 8-A filed on November 3, 2000.

**
Incorporated by reference to Medtronic, Inc.'s Form 8-K/A filed on November 13, 2001.

  Item 17. Undertakings.

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, or the Securities Act;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities

II–2

  offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, that are incorporated by reference in this registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

    (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (5) Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II–3

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Minneapolis, the State of Minnesota, on the 12th day of December, 2001.

MEDTRONIC, INC. (Registrant)

By:	/s/ ARTHUR D. COLLINS, JR. Arthur D. Collins, Jr. President/Chief Executive Officer and Director

POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Art Collins and Robert L. Ryan, and each of them with power to act alone, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to sign any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and any exhibits thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof in connection with effecting the filing of the Registration Statement.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on October 25, 2001.

/s/ ARTHUR D. COLLINS, JR. Arthur D. Collins, Jr.	President, Chief Executive Officer and Director
/s/ ROBERT L. RYAN Robert L. Ryan	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ MICHAEL R. BONSIGNORE Michael R. Bonsignore	Director

II–4

/s/ WILLIAM R. BRODY William R. Brody, M.D., Ph.D.	Director
/s/ PAUL W. CHELLGREN Paul W. Chellgren	Director
/s/ WILLIAM W. GEORGE William W. George	Director
/s/ ANTONIO M. GOTTO, JR. Antonio M. Gotto, Jr., M.D., D. Phil.	Director
/s/ BERNADINE P. HEALY Bernadine P. Healy, M.D.	Director
/s/ GLEN D. NELSON Glen D. Nelson, M.D.	Director
/s/ DENISE M. O'LEARY Denise M. O'Leary	Director
/s/ JEAN-PIERRE ROSSO Jean-Pierre Rosso	Director
/s/ JACK W. SCHULER Jack W. Schuler	Director
/s/ GORDON M. SPRENGER Gordon M. Sprenger	Director

II–5

INDEX TO EXHIBITS

Exhibit
4.1	Rights Agreement, dated as of October 26, 2000, between Medtronic and Wells Fargo Bank, Minnesota, N.A., including the form of Rights Certificate as Exhibit B thereto*
4.2	Indenture, dated as of September 11, 2001, between Medtronic, Inc. and Wells Fargo Bank Minnesota National Association**
4.3	Registration Rights Agreement, dated as of September 11, 2001, among Banc of America Securities LLC, Goldman, Sachs & Co., Medtronic, Inc. and Morgan Stanley & Co. Incorporated**
5.1	Opinion of Sullivan & Cromwell
5.2	Opinion of Carol E. Malkinson, Senior Legal Counsel and Assistant Secretary of Medtronic, Inc.
8.1	Opinion of Sullivan & Cromwell as to certain U.S. federal income tax considerations
12.1	Computation of Ratio of Earnings to Fixed Charges
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Deloitte & Touche LLP
23.3	Consent of Deloitte & Touche LLP
23.4	Consent of Sullivan & Cromwell (contained in Exhibit 5.1)
23.5	Consent of Carol E. Malkinson, Senior Legal Counsel and Assistant Secretary of Medtronic, Inc. (contained in Exhibit 5.2)
24.1	Powers of Attorney (included on page II-4)
25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Wells Fargo Bank Minnesota, National Association as Trustee under the Indenture
99.1	Unaudited Pro Forma Financial Information of Metronic, Inc. for the Six Months Ended October 26, 2001

*
Incorporated by reference to Exhibit 4.1 of Medtronic's Registration Statement on Form 8-A filed on November 3, 2000.

**
Incorporated by reference to Medtronic, Inc.'s Form 8-K/A filed on November 13, 2001.

II–6

QuickLinks

TABLE OF CONTENTS
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
FORWARD-LOOKING STATEMENTS
SUMMARY
Medtronic, Inc.
The Debentures
Risk Factors
RISK FACTORS
Risks Related to Our Business
Risks Related to the Debentures
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF THE DEBENTURES
DESCRIPTION OF CAPITAL STOCK
UNITED STATES TAXATION
SELLING SECURITYHOLDERS
PLAN OF DISTRIBUTION
VALIDITY OF THE SECURITIES
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION ABOUT MEDTRONIC
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution.
  Item 15. Indemnification of Directors and Officers.
  Item 16. Exhibits.
  Item 17. Undertakings.
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS